UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Willbros Group, Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
STOCKHOLDERS ENTITLED TO VOTE
PROPOSAL ONE — ELECTION OF DIRECTORS
Class III
Class I
Class II
PROPOSAL TWO
PROPOSAL THREE
PROPOSAL FOUR
PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT
EXECUTIVE COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
REPORT OF THE AUDIT COMMITTEE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS

WILLBROS GROUP, INC.
Plaza 2000 Building
50th Street, 8th Floor
P. O. Box 0816-01098
Panama, Republic of Panama
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 29, 2008
To the Stockholders of
WILLBROS GROUP, INC.:
          NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Willbros Group, Inc., a Republic of Panama corporation (the “Company”), will be held at the Panama Marriott Hotel, Calle 52 y Ricardo Arias — Area Bancaria, Panama City, Panama, on May 29, 2008, at 9:00 a.m., local time, for the following purposes:
1.	To elect three directors of the Company to Class III for three-year terms;

2.	To consider and act upon a proposal to approve an amendment to the Willbros Group, Inc. 1996 Stock Plan to increase the number of shares of Common Stock of the Company authorized for issuance thereunder from 4,075,00 to 4,825,000;

3.	To consider and act upon a proposal to approve an amendment to the Willbros Group, Inc. Amended and Restated 2006 Director Restricted Stock Plan to increase the number of shares of Common Stock of the Company authorized for issuance thereunder from 50,000 to 250,000;

4.	To consider and act upon a proposal to ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm of the Company for 2008; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.
          The Board of Directors has fixed the close of business on April 4, 2008, as the record date for the meeting, and only holders of the Company’s Common Stock of record at such time will be entitled to vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,

Dennis G. Berryhill
Secretary
Panama City, Panama
April 23, 2008
IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

WILLBROS GROUP, INC.
Plaza 2000 Building
50th Street, 8th Floor
P. O. Box 0816-01098
Panama, Republic of Panama
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 29, 2008
SOLICITATION AND REVOCATION OF PROXIES
     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Willbros Group, Inc., a Republic of Panama corporation (the “Company,” “Willbros,” “we,” “our” or “us”), of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on May 29, 2008, or at any adjournment thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting. This proxy statement and accompanying proxy were first sent on or about April 23, 2008, to stockholders of record on April 4, 2008.
     If the accompanying proxy is properly executed and returned, the shares represented by the proxy will be voted at the Annual Meeting. If a stockholder indicates in his or her proxy a choice with respect to any matter to be acted upon, that stockholder’s shares will be voted in accordance with such choice. If no choice is indicated, such shares will be voted:
•	“FOR” the election of all of the nominees for directors listed below;

•	“FOR” the approval of the amendment to the Willbros Group, Inc. 1996 Stock Plan;

•	“FOR” the approval of the amendment to the Willbros Group, Inc. Amended and Restated 2006 Director Restricted Stock Plan; and

•	“FOR” the ratification of the appointment of the independent registered public accounting firm.
A stockholder giving a proxy may revoke it by giving written notice of revocation to the Secretary of the Company at any time before it is voted, by executing another valid proxy bearing a later date and delivering such proxy to the Secretary of the Company prior to or at the Annual Meeting, or by attending the Annual Meeting and voting in person.
     The expenses of this proxy solicitation, including the cost of preparing and mailing this proxy statement and accompanying proxy, will be borne by us. Such expenses will also include the charges and expenses of banks, brokerage firms and other custodians, nominees or fiduciaries for forwarding solicitation material regarding the Annual Meeting to beneficial owners of our common stock. Solicitation of proxies may be made by mail, telephone, personal interviews or by other means by the Board of Directors or our employees who will not be additionally compensated therefor, but who may be reimbursed for their out-of-pocket expenses in connection therewith. In addition, we have retained Georgeson Inc. (“Georgeson”) to aid in the solicitation of proxies. For those services, we will pay Georgeson a fee of $10,000 plus out-of-pocket disbursements and expenses.

STOCKHOLDERS ENTITLED TO VOTE
     Stockholders of record at the close of business on April 4, 2008, will be entitled to vote at the Annual Meeting. As of April 4, 2008, there were issued and outstanding 38,810,939 shares of our common stock, par value $.05 per share. Each share of common stock is entitled to one vote. There is no cumulative voting with respect to the election of directors. The presence in person or by proxy of the holders of a majority of the shares issued and outstanding at the Annual Meeting and entitled to vote will constitute a quorum for the transaction of business. Votes withheld from nominees for directors, abstentions, and broker non-votes will be counted for purposes of determining whether a quorum has been reached. Votes will be tabulated by an inspector of election appointed by our Board of Directors. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will have the effect of a negative vote. Abstentions, which may be specified on all of the proposals, except the election of directors, will have the effect of a negative vote. A broker non-vote will have no effect on the outcome of the election of directors or the other proposals.
PROPOSAL ONE
ELECTION OF DIRECTORS
     Our Restated Articles of Incorporation (the “Charter”) provides that our Board of Directors (the “Board of Directors”) shall consist of not less than three nor more than fifteen directors, as determined from time to time by resolution of the Board of Directors. The number of directors is currently fixed at ten (10), but has been reduced to nine (9) effective as of the date of the Annual Meeting. The Board of Directors is divided into three nearly equal classes. The terms of such classes are staggered so that only one class is elected at the annual meeting of stockholders each year for a three-year term. The term of the current Class III directors (Messrs. Bayer, Berry, Isaacs and DeKraai) will expire at the Annual Meeting. The terms of the current Class II directors (Messrs. McNabb, Williams and Sluder) and the current Class I directors (Messrs. Harl, Maier and Taylor) will expire at the annual meetings of stockholders to be held in 2009 and 2010, respectively.
     In accordance with the recommendation of the Nominating/Corporate Governance Committee, the Board of Directors has nominated Michael J. Bayer, William B. Berry and Arlo B. DeKraai for election as Class III directors. Messrs. Bayer, Berry and DeKraai, who currently serve as Class III directors and whose terms expire at the Annual Meeting, are each standing for re-election as a Class III director for a term expiring at the annual meeting of stockholders in 2011 and until his successor is duly elected and qualifies, or until the earlier of his death, retirement, or resignation. Messrs. Bayer and Berry were elected to the Board of Directors in December 2006 and February 2008, respectively. At their respective time of election, each of them was recommended to the Nominating/Corporate Governance Committee by our President and Chief Executive Officer. Mr. DeKraai was elected to the Board of Directors in November 2007. Mr. DeKraai’s initial election to the Board of Directors was made in connection with our acquisition of Integrated Service Company LLC, pursuant to which we had a contractual obligation to elect Mr. DeKraai to the Board of Directors. S. Fred Isaacs, age 70, who currently serves as a Class III director and whose term expires at the Annual Meeting, will retire from the Board of Directors at the Annual Meeting. We are appreciative of Mr. Isaac’s service to the Company and his valuable counsel and business advice over the years.
     The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of Messrs. Bayer, Berry and DeKraai. Should any nominee named herein become unable for any reason to stand for election as a director, it is intended that the persons named in such proxy will vote for the election of such other person or persons as the Nominating/Corporate Governance Committee may recommend and the Board of Directors may propose to replace such nominee. We know of no reason why any of the nominees will be unavailable or unable to serve.

     The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for the election of directors. The Board of Directors recommends a vote “FOR” each of the following nominees for directors.
Nominees for Directors
Class III
(Term Expires May 2011)
     Michael J. Bayer, age 60, was elected to the Board of Directors in December 2006. Mr. Bayer is the President and Chief Executive Officer of Dumbarton Strategies, Washington, D.C. Since 1992, Mr. Bayer has acted as a consultant engaged in enterprise strategic planning and mergers and acquisitions, specializing in the energy and national security sectors. Mr. Bayer is the Chairman of the U.S. Department of Defense’s Business Board, and a member of the Sandia National Laboratory’s National Security Advisory Panel, the U.S. Department of Defense’s Science Board and the Chief of Naval Operations Executive Panel. Mr. Bayer’s previous U.S. Government service included appointments as a member of the U.S. European Command Senior Advisory Group, a member of the Board of Visitors of the United States Military Academy, Chairman of the U.S. Army Science Board, and Chairman of the Air Force Secretary’s Advisory Group. Earlier in his career, he was Counsel to a senior Member of the U.S. House of Representatives, Deputy Assistant Secretary at the U.S. Department of Energy, Malcolm Baldrige’s Associate Deputy Secretary of Commerce, Counselor to the United States Synthetic Fuels Corporation, Counselor to President Bush’s Commission on Aviation Security and Terrorism, and the Federal Inspector for the Alaska Natural Gas Transportation System. He has also served on a number of non-partisan task forces to improve the management and efficiency of the Department of Defense. Mr. Bayer currently serves on the Board of Directors of DynCorp International, Inc. and Stratos Global Corp.
     William B. Berry, age 55, was elected to the Board of Directors in February 2008. Mr. Berry served as Executive Vice President, Exploration and Production, of ConocoPhillips, a major international integrated energy company, from 2003 until his retirement in December 2007. He has over 30 years of experience with ConocoPhillips and Phillips Petroleum Company, which became a part of ConocoPhillips in August 2002. While at these companies, he served at various times in other executive positions including President, Asia Pacific; Senior Vice President of Exploration and Production, Eurasia-Middle East; Vice President of Exploration and Production, Eurasia; Vice President of International Exploration and Production, New Ventures; Country Manager for International Exploration and Production in China; Manager, Corporate Planning; and Operations Manager responsible for exploration and production and gas gathering and processing for Phillips’ Permian Basin operations. He served these companies in various locations including London, England; Abidjan, Ivory Coast; and Stavanger, Norway. Mr. Berry was recognized by the government of China as one of the 31 outstanding foreign experts in 1996.
     Arlo B. DeKraai, age 60, was elected to the Board of Directors in November 2007, and serves as President of our Downstream business segment (“InServ”), which we acquired in November 2007. Prior to the acquisition, he had been Chairman, President and Chief Executive Officer of InServ, a downstream construction, turnaround, maintenance and turnkey projects company, since 1994 when he founded the company as Cust-O-Fab Service Co. Mr. DeKraai has over 35 years experience working in the downstream oil and gas construction, turnaround and maintenance industries. He began his career working for Texaco Inc. in its refining operations. He entered the construction and turnaround business in various capacities and ultimately was the founder and President of Midwest Industrial Contractors in 1983, as a provider of construction and maintenance services for the refinery and petrochemical sector. Mr. DeKraai was named Distinguished Engineer of South Dakota State University (“SDSU”) in 2005, and serves on the Board of Governors of The Enterprise Institute, an affiliate of SDSU.

Directors Continuing in Office
Class I
(Term Expires May 2009)
     Robert R. Harl, age 57, was elected to the Board of Directors and as President and Chief Operating Officer of the Company in January 2006, and as Chief Executive Officer in January 2007. Mr. Harl has over 30 years experience working with Kellogg Brown & Root (“KBR”), a global engineering, construction and services company, and its subsidiaries in a variety of officer capacities, serving as President of several of the KBR business units. Mr. Harl’s experience includes executive management responsibilities for units serving both upstream and downstream oil and gas sectors as well as power, government and infrastructure sectors. He was President and Chief Executive Officer of KBR from March 2001 until July 2004 when he was appointed Chairman, a position he held until January 2005. KBR filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in December 2003 in order to discharge certain asbestos and silica personal injury claims. The order confirming KBR’s plan of reorganization became final in December 2004, and the plan of reorganization became effective in January 2005. Mr. Harl was engaged as a consultant to the Company from August 2005 until he became an executive officer and director of the Company in January 2006.
     Gerald J. Maier, age 79, was elected to the Board of Directors in January 2007. Mr. Maier served as Chairman of TransCanada PipeLines, a natural gas transmission and power company, from 1992 until his retirement in 1998. He also served as President and Chief Executive Officer of TransCanada PipeLines from 1985 to 1994. Prior to that, he was President and Chief Executive Officer of Bow Valley Industries from 1982 to 1985, and Chairman and Chief Executive Officer of Hudson’s Bay Oil and Gas Company Limited from 1980 to 1982. Mr. Maier is a director of Bow Valley Energy Ltd., a Canadian oil and gas company listed on the Toronto Stock Exchange. Mr. Maier has served as Chairman of Granmar Investment Ltd., a private family enterprise, since 1986, and as Chairman of the Board of Regents of the Athol Murray College of Notre Dame (Wilcox, Saskatchewan) since 1997.
     James B. Taylor, Jr., age 70, was elected to the Board of Directors in February 1999. Mr. Taylor co-founded Solana Petroleum Corp., a Canadian-based public oil and gas exploration and production company in 1997, and served as Chairman of its Board of Directors until December 2000. From 1996 to 1998, he was a Director and consultant for Arakis Energy, a Canadian public company with operations in North America and the Middle East. Prior to that time, he served for 28 years for Occidental Petroleum Corporation in various worldwide exploration and operations management positions before retiring in 1996 as Executive Vice President.
Class II
(Term Expires May 2010)
     John T. McNabb, II, age 63, was elected as Chairman of the Board in September 2007. He was elected to the Board of Directors in August 2006. Mr. McNabb is Founder and Chairman of the Board of Directors of Growth Capital Partners, L.P., a merchant banking firm that provides financial advisory services to middle market companies throughout the United States, since 1992. Since 2001, he has served as a Principal of Southwest Mezzanine Investments, the investment affiliate of Growth Capital Partners, L.P. Previously, he was a Managing Director of Bankers Trust New York Corporation and a Board member of BT Southwest, Inc., the southwest U.S. merchant banking affiliate of Bankers Trust, from 1989 to 1992. Mr. McNabb started his career, after serving in the U.S. Air Force during the Vietnam conflict, with Mobil Oil in its exploration and production division. Mr. McNabb has served on the board of six public companies, and currently serves on the Board of Directors of Hiland Partners, L.P.
     Robert L. Sluder, age 58, was elected to the Board of Directors in May 2007. Mr. Sluder was President of Alaska Gas Transmission Company, a natural gas transportation company, from December 2003 until his retirement in December 2005. In addition, he served as President of Kern River Gas Transmission Company, the owner and operator of a 1,700-mile interstate natural gas pipeline between southwestern Wyoming and southern California, from February 2002 to December 2005, when he retired. He was Senior Vice President and General Manager of The Williams Companies in Salt Lake City from December 2001 to February 2002 and Vice President of Williams Operations from January 1996 to December 2001. Mr. Sluder served as Senior Vice President and General Manager of Kern River from 1995 to 1996 and as Director, Operations for Kern River from 1991 to 1995. Prior to that time, he held a variety of engineering and construction supervisory positions with various companies.
     S. Miller Williams, age 56, was elected to the Board of Directors in May 2004. He has been Managing Director of Willvest, LLC, an investment and corporate development firm, since 2004. He was Executive Vice President of Strategic Development of Vartec Telecom, Inc., an international consumer telecommunications services company, from August 2002 until May 2004, and was appointed interim Chief Financial Officer of Vartec in November 2003. From 2000 to August 2003, Mr. Williams was Executive Chairman of the Board of PowerTel, Inc., a public company which provided telecommunications services in Australia. From 1991 to 2002, he served in various executive positions with Williams Communications Group, a subsidiary of The Williams Companies that provided global network and broadband media services, most recently as Senior Vice President — Corporate Development and General Manager — International. He was President and owner of MediaTech, Incorporated, a manufacturer and dealer of computer tape and supplies, from 1987 until the company was sold in 1992.
Compensation of Directors
     Cash Compensation. Non-employee directors are compensated as follows:
•	the Chairman of the Board of Directors, if a non-employee director, receives an annual retainer fee of $150,000;

•	each non-employee director, other than the Chairman of the Board, receives an annual retainer fee of $75,000;

•	each non-employee director receives a fee of $1,500 for each Board meeting attended;

•	each non-employee director receives a fee of $1,500 for each committee meeting attended on which he serves;

•	the chair of the Audit Committee of the Board receives an annual retainer fee of $20,000; and

•	the chair of each other committee of the Board receives an annual retainer fee of $5,000.
     Employee directors are not paid for their services as directors. We reimburse all directors for out-of-pocket expenses incurred by them in connection with their services as directors.
     Amended and Restated 2006 Director Restricted Stock Plan. We currently have a director stock plan that generally provides for the automatic award of shares of restricted stock or the right to receive shares of our common stock (“restricted stock rights”) to our non-employee directors. A total of 50,000 shares of our common stock are available for issuance under this plan. Under this plan:
•	an initial award of shares of restricted stock in the case of a non-employee director who is a citizen or resident of the United States (a “U.S. director”) or restricted stock rights in the case of a non-employee director who is not a citizen or resident of the United States (a “Non-U.S. director”) will be made automatically to the non-employee director on the date the director is elected or appointed to the Board or otherwise becomes an outside director; and

•	an annual award of shares of restricted stock in the case of a U.S. director or restricted stock rights in the case of a Non-U.S. director will be made automatically to each non-employee director on the second Monday in January of each year during the period of such director’s incumbency.
In the case of an initial award, the number of shares represented by the award will equal $30,000, divided by the fair market value of a share of our common stock on the date of the award. In the case of an annual award, the number of shares represented by the award will equal $75,000, or $150,000 in the case of the Chairman of the Board who is a non-employee director, divided by the fair market value of a share of our common stock on the date of the award. The awards are subject to transfer restrictions and forfeiture provisions, which generally lapse on the first anniversary of the date of the award. Awards held by a non-employee director that have not yet vested will become fully vested upon the occurrence of the director’s death, disability, termination of service as a director at the end of any full term to which the director is elected or a change-in-control of us (as defined in our severance plan).
     This 2006 director stock plan replaces another director stock plan that our stockholders approved in 1996. The 1996 director stock plan provided for the automatic grant of non-qualified stock options to non-employee directors. No options may be granted under that plan after April 16, 2006.
     Director Compensation Table for 2007. The following table summarizes the compensation paid by us to our directors during the year ended December 31, 2007. Messrs. Berry, DeKraai, Maier and Sluder became directors on February 8, 2008, November 27, 2007, January 9, 2007, and May 30, 2007, respectively. Mr. Curran retired as a director on September 11, 2007. Mr. Leidel resigned as a director on January 9, 2007. Mr. Mitchell retired as a director on May 30, 2007.

						Change
						in Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
	Fees Earned or				Incentive Plan	Compensation	All Other
	Paid in Cash	Stock Awards		Option Awards	Compensation	Earnings	Compensation	Total
Name (1)	($)	($)(2)		($) (3)	($)	($)	($)	($)
Michael J. Bayer	65,500	59,996	(4)	—	—	—	—	125,496
William B. Berry	—	—		—	—	—	—	—
Michael F. Curran	37,000	—	(4)	—	—	22,621 (5)	204,013 (6)	263,634
Arlo B. DeKraai(7)	—	—		—	—	—	63,119 (8)	63,119
S. Fred Isaacs	63,000	30,004	(4)	—	—	—	—	93,004
Peter A. Leidel	—	—		—	—	—	—	—
Gerald J. Maier	48,000	29,994	(4)	—	—	—	—	77,994
John T. McNabb, II	148,000	59,996	(4)	—	—	—	—	207,996
Rodney B. Mitchell	30,000	30,004	(4)	—	—	—	—	60,004
Robert L. Sluder	33,000	17,505	(4)	—	—	—	—	50,505
James B. Taylor, Jr.	80,000	30,004	(4)	—	—	—	—	110,004
S. Miller Williams	83,000	30,004	(4)	—	—	—	—	113,004

(1)	Robert R. Harl is not included in this table as he was an officer and employee during 2007 and thus received no compensation for his services as a director. The compensation received by Mr. Harl as an officer and employee is shown in the Summary Compensation Table below.

(2)	These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, computed in accordance with SFAS No. 123R, of stock awards granted pursuant to our Amended and Restated 2006 Director Restricted Stock Plan. We began granting stock awards to our non-employee directors in December 2006. Assumptions used in the calculation of these amounts are included in Note 12 to our audited financial statements for the fiscal year ended December 31, 2007 included in our Form 10-K for the fiscal year ended December 31, 2007. As of December 31, 2007, each director has the following aggregate number of shares of restricted stock or restricted stock rights outstanding: Michael J. Bayer: 1,628; William B. Berry: -0-; Michael F. Curran: -0-; Arlo B. DeKraai: -0-; S. Fred Isaacs: 1,628; Peter A. Leidel: -0-; Gerald J. Maier: 1,631; John T. McNabb, II: 1,628; Rodney B. Mitchell: -0-; Robert L. Sluder: 1,066; James B. Taylor, Jr.: 1,628; and S. Miller Williams: 1,628.

(3)	As of December 31, 2007, each director has the following aggregate number of options outstanding, all of which were granted pursuant to our 1996 Director Stock Plan and which vested in full prior to January 1, 2007: Michael J. Bayer: -0-; William B. Berry: -0-; Michael F. Curran: -0-; Arlo B. DeKraai: -0-; S. Fred Isaacs: 15,000; Peter A. Leidel: -0-; Gerald J. Maier: -0-; John T. McNabb, II: -0-; Rodney B. Mitchell: -0-; Robert L. Sluder: -0-; James B. Taylor, Jr.: 28,000; and S. Miller Williams: 15,000.

(4)	On December 14, 2006, each of Messrs. Bayer and McNabb was granted an initial award of 1,558 shares of restricted stock, with a grant date fair value, computed in accordance with SFAS No. 123R, of $29,992. On January 8, 2007, each of Messrs. Bayer, Curran, Isaacs, McNabb, Mitchell, Taylor and Williams was granted an annual award of 1,628 shares of restricted stock, with a grant date fair value, computed in accordance with SFAS No. 123R, of $30,004. On January 9, 2007, Mr. Maier was granted an initial award of restricted stock rights for 1,631 shares and on May 30, 2007, Mr. Sluder was granted an initial award of 1,066 shares of restricted stock, each with a grant date fair value, computed in accordance with SFAS No. 123R, of $29,994 and $30,008, respectively. On September 11, 2007, Mr. Curran retired as a director and he forfeited 1,628 shares of restricted stock.

(5)	Represents the amount of above market earnings on compensation that is deferred outside of tax-qualified plans. Mr. Curran retired as an executive officer of the Company on December 29, 2006. Payment of $337,500 of Mr. Curran’s bonus for 2005 that he earned while an executive officer of the Company is deferred until July 1, 2008, and earns interest at the rate of 8.15 percent annually. Payment of $625,000 of his bonus for 2006 that he earned while an executive officer of the Company is also deferred until July 1, 2008, and earns interest at the rate of 8.15 percent annually. The total amount of interest earned on these deferred bonuses by Mr. Curran for 2007 was $78,469.

(6)	Mr. Curran retired as an executive officer of the Company on December 29, 2006 and entered into a Consulting Agreement with us for a period of two years beginning January 1, 2007. Under the Consulting Agreement, he was entitled to a fee of $150,000 per year. Mr. Curran retired as a director on September 11, 2007 and entered into a termination of consulting services agreement with us, pursuant to which he will receive through December 31, 2008 (a) $12,500 per month, (b) reimbursement of expenses that he was being reimbursed for under the Consulting Agreement, including club and organizational fees, and (c) off-site office space, office equipment, secretarial assistance, parking, communication equipment and storage space (collectively “office expenses”). Until December 31, 2008, Mr. Curran must continue to comply with certain non-solicitation of employees and confidentiality provisions. The amount shown represents consulting/monthly fees ($150,000 in the aggregate), the cost to us attributable to contributions by us to our Executive Medical Plan, a vehicle fuel and maintenance allowance, club memberships and office expenses ($30,398).

(7)	Mr. DeKraai is an officer and employee of InServ, a subsidiary of the Company, which the Company acquired on November 20, 2007. He does not receive any additional compensation for services provided as a director.

(8)	Represents compensation for services provided as an officer and employee of InServ, a subsidiary of the Company, from November 20, 2007, through December 31, 2007 and includes a pro rata portion of his bonus for 2007. On November 20, 2007, InServ entered into an employment agreement with Mr. DeKraai, which has a term of three years. He will earn a base salary of $330,200 per year during the term of the employment agreement and will be eligible for increases in such base salary. Does not include the value of perquisites and other personal benefits for Mr. DeKraai because the aggregate amount of his compensation for such perquisites and other personal benefits is less than $10,000.
Corporate Governance and Board Matters
     The Board of Directors and corporate management utilize their best individual efforts to adopt and implement best practices of corporate governance that are appropriate for Willbros under the circumstances. Each believes strongly that effective corporate governance practices underpin its efforts to focus the entire organization on generating long-term stockholder value through conscientious actions and in an ethical manner. The directors have a wide range of business and industry experience, which provides insightful perspective on significant matters and an understanding of the challenges we face. Each director brings specific qualifications and expertise to help promote our strategic interests and to add stockholder value. Our commitment to sound, independent oversight is demonstrated by the make-up of the Board of Directors, which has been comprised of a majority of independent directors since our initial public offering in 1996.
     The Board of Directors has Corporate Governance Guidelines, a Code of Business Conduct and Ethics for directors, officers and employees, and an additional separate Code of Ethics for the Chief Executive Officer and Senior Financial Officers (“Codes”). The Corporate Governance Guidelines and Codes are available on our website at http://www.willbros.com under the “Governance” caption on the “Investors” page, and a copy of the Corporate Governance Guidelines and Codes will be provided to any of our stockholders upon request to: Secretary, Willbros Group, Inc., c/o Willbros USA, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027.
     We are committed and dedicated to employing sound, ethical business practices, complying with the law in all areas of the world in which we work, and demanding the highest standards of integrity from our employees. There is common agreement that effective corporate governance requires the checks and balances provided by a proactive Board of Directors and corporate management actively engaged with others in the organization.
     Board Independence. The Board of Directors has affirmatively determined that each of Messrs. Bayer, Berry, Isaacs, Maier, McNabb, Sluder, Taylor and Williams, current directors of the Company, are “independent” under the current director independence standards of the New York Stock Exchange. Mr. Leidel, who served as a director until his resignation on January 9, 2007, and Mr. Mitchell, who served as a director until his retirement on May 30, 2007, were also independent. In reaching its conclusion, the Board of Directors determined that each of those individuals met the “bright line” independence standards of the New York Stock Exchange and has no other material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). In making the determination of independence, the Board of Directors not only used the “bright line” independence standards of the New York Stock Exchange, but also considered the standard that no relationships exist that are required to be reported under the caption “Certain Relationships and Related Transactions” in this proxy statement pursuant to the rules and regulations of the Securities and Exchange Commission. These standards are set forth on Exhibit A to this proxy statement. Mr. Harl is not considered to be independent because of his current employment as a senior executive officer of the Company. Mr. DeKraai is not considered to be independent because of his current employment as a senior officer of our subsidiary, InServ. Mr. Curran, who retired as a director on September 11, 2007, was not considered to be independent because of his former employment as a senior executive officer of the Company.
     In making its determination with respect to Mr. McNabb’s independence, the Board of Directors considered Mr. McNabb’s status as founder and Chairman of Growth Capital Partners, L.P. (“Growth Capital”), and his former membership on the Board of Directors of InServ (which we acquired on November 20, 2007), and prior ownership of less than 0.4% of the outstanding equity interests of InServ, which is more fully described in this proxy statement under the caption “Certain Relationships and Related Transactions.” The Board’s conclusion that Mr. McNabb does not have a material relationship with the Company notwithstanding that disclosure of the transaction may be required under the rules and regulations of the Securities and Exchange Commission was based on the following factors:
•	Growth Capital has no direct or ongoing relationship with the Company. Growth Capital served as financial advisor to InServ. The customary fee that Growth Capital received as compensation for its services to InServ was paid by the former equity owners of InServ and not by us.

•	Mr. McNabb resigned from the Board of Directors of InServ prior to the commencement of discussions between us and InServ with respect to our acquisition of InServ, and Mr. McNabb recused himself from providing any further advice to InServ as a principal of Growth Capital.

•	We formed a special committee of the Board of Directors, consisting of all of the independent directors other than Mr. McNabb, to consider, evaluate and approve our acquisition of InServ, and

Mr. McNabb recused himself from providing any advice to the Board of Directors with respect to the acquisition of InServ.

•	We received an opinion from a nationally recognized investment banking and valuation firm that the consideration paid by us in the acquisition of InServ was fair from a financial point of view.

•	The amount received by Mr. McNabb as an equity owner of InServ (less than $700,000) was considered to be immaterial.
     Meetings and Committees of the Board of Directors. During 2007, the Board of Directors held 13 meetings. Each director was present at 75 percent or more of the aggregate of the meetings of the Board of Directors and of the committees of the Board of Directors on which he served during 2007. In addition, the Board of Directors took action nine times during 2007 by unanimous written consent.
     Each director is encouraged to participate in our annual meetings of stockholders. However, since such meetings are held in Panama City, Panama, and are generally of a short duration and the Board of Directors does not generally have a meeting coincident with the annual meeting of stockholders, it is often impractical and expensive for each director to attend in person. Therefore, participation by either telephone or in person is encouraged. In addition, as discussed below, the Board of Directors has a process in place by which stockholders and other interested parties may communicate with the Board of Directors, the non-management directors as a group or any of its directors. One director, Mr. Harl, attended in person our 2007 Annual Meeting of Stockholders. Messrs. Curran, Bayer, Isaacs, Maier, McNabb, Taylor and Williams, members of the Board, and Mr. Sluder, a new nominee for director at the time, participated in the 2007 Annual Meeting of Stockholders by telephone.
     The Board of Directors has a standing Executive Committee, Audit Committee, Compensation Committee, and Nominating/Corporate Governance Committee. Each of the current members of each of the committees, other than the Executive Committee, qualifies as an “independent” director under the current listing standards of the New York Stock Exchange.
     Executive Committee. The Executive Committee is composed of Messrs. Harl, McNabb and Williams. The Executive Committee is authorized to act for the Board of Directors in the management of our business and affairs, except with respect to a limited number of matters which include:
•	changing the size of the Board of Directors;

•	filling vacancies on the Board of Directors;

•	amending our By-laws;

•	disposing of all or substantially all of our assets; and

•	recommending to our stockholders an amendment to our Articles of Incorporation or a merger or consolidation involving us.
The Executive Committee held three meetings during 2007.
     Audit Committee. The Audit Committee is composed of Messrs. Williams (Chairman), Bayer, Taylor and Sluder. The Board of Directors has determined that it has one audit committee financial expert serving on the Audit Committee and this person is Mr. Williams. The Audit Committee has a written charter, which is available on our website at http://www.willbros.com. We have in place and circulated a “whistleblower policy” entitled Procedure of the Audit Committee on Reporting and Investigating Complaints with Regard to Possible Accounting Irregularities. The Audit Committee appoints the independent registered public accounting firm who will serve each year as independent auditors of our financial statements and perform services related to the completion of such audit. The Audit Committee also has the responsibility to:
•	review the scope and results of the audit with the independent auditors;

•	review with management and the independent auditors our interim and year-end financial condition and results of operations;

•	consider the adequacy of our internal accounting, bookkeeping, and other control procedures; and

•	review and pre-approve any non-audit services and special engagements to be performed by the independent auditors and consider the effect of such performance on the auditors’ independence.
The Audit Committee also generally reviews and approves the terms of material transactions and arrangements, if any, between us and our directors, officers and affiliates. The Audit Committee held 10 meetings during 2007. In addition, the Audit Committee took action three times during 2007 by unanimous written consent.
     Compensation Committee. The Compensation Committee is composed of Messrs. Taylor (Chairman), Bayer, Berry and Sluder. Mr. Berry replaced Mr. Isaacs as a member of the Compensation Committee on March 27, 2008. The Compensation Committee has a written charter, which is available on our website at http://www.willbros.com. The Compensation Committee reviews and takes action for and on behalf of the Board of Directors with respect to compensation, bonus, incentive, and benefit provisions for our officers, and administers our 1996 Stock Plan. The Compensation Committee has authority under its charter to obtain advice and seek assistance from compensation consultants and from internal and outside legal, accounting and other advisors.
     In setting non-employee director compensation, the Compensation Committee recommends the form and amount of compensation to the Board of Directors and the Board of Directors makes the final determination. In considering and recommending the compensation of non-employee directors, the Compensation Committee considers such factors as it deems appropriate, including historical compensation information, level of compensation necessary to attract and retain non-employee directors meeting our desired qualifications and market data. In the past, the Compensation Committee has retained Towers Perrin to provide market information on non-employee director compensation, including annual board and committee retainers, board and committee meeting fees, committee chairperson fees, number of Board meetings, stock based compensation and benefits. When doing so, Towers Perrin also compares and analyzes the current compensation of our non-employee directors with market data and presents the findings to the Compensation Committee.
     The Compensation Committee has discretion under its charter to form and delegate some or all of its authority to subcommittees composed entirely of independent directors. During 2007, the Compensation Committee did not form or utilize a subcommittee and it has no current plans to do so.
     More information describing the Compensation Committee’s processes and procedures for considering and determining executive compensation, including the role of our Chief Executive Officer and consultants in determining or recommending the amount or form of executive compensation, is included in the Compensation Discussion and Analysis below.
     The Compensation Committee meets at such times as may be deemed necessary by the Board of Directors or the Compensation Committee. The Compensation Committee held four meetings during 2007. In addition, the Compensation Committee took action three times during 2007 by unanimous written consent, as well as took one action jointly with the Board of Directors of the Company during 2007.
     Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee is composed of Messrs. Bayer (Chairman), Berry and Maier. Mr. Berry replaced Mr. Isaacs as a member of the Nominating/Corporate Governance Committee on March 27, 2008. Mr. Williams resigned from the Nominating/Corporate Governance Committee on March 27, 2008. The Nominating/Corporate Governance Committee has a written charter, which is available on our website at http://www.willbros.com. The Nominating/Corporate Governance Committee also has put in place, with the approval of the Board of Directors, Corporate Governance Guidelines. The Nominating/Corporate

Governance Committee is responsible for recommending candidates to fill vacancies on the Board of Directors as such vacancies occur, as well as the slate of nominees for election as directors by stockholders at each annual meeting of stockholders. The Nominating/Corporate Governance Committee has the authority under its charter to retain a professional search firm to identify candidates. It is also responsible for developing and recommending to the Board of Directors the Corporate Governance Guidelines applicable to the Company. Additionally, the Nominating/Corporate Governance Committee makes recommendations to the Board of Directors regarding changes in the size of the Board of Directors and recommends nominees for each committee. The Nominating/Corporate Governance Committee held three meetings during 2007. In addition, the Nominating/Corporate Governance Committee took action four times during 2007 by unanimous written consent.
     Printed copies of the Audit, Compensation, and Nominating/Corporate Governance Committee charters are also available upon request to: Secretary, Willbros Group, Inc., c/o Willbros USA, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027.
     Consideration of Director Nominees. The Nominating/Corporate Governance Committee will consider director candidates submitted to it by other directors, employees and stockholders. In evaluating such nominations, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors, and to address the director qualifications discussed below. Any stockholder nominations proposed for consideration by the Nominating/Corporate Governance Committee should include the nominee’s name and qualifications for director and should be addressed to: Secretary, Willbros Group, Inc., c/o Willbros USA, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027. In addition, as described below, our Charter permits stockholders to nominate directors for consideration at a meeting of stockholders.
     The Nominating/Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee considers various potential candidates for director. Candidates may come to the attention of the Committee through current directors, professional search firms, stockholders, or other persons.
     Once a prospective nominee has been identified, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The initial determination focuses on the information provided to the Committee with the recommendation of the prospective candidate and the Committee’s own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others. If the Committee determines, after consultation with the Chairman of the Board of Directors and other directors as appropriate, that additional consideration is warranted, it may request a professional search firm to gather additional information about the candidate. The Committee then evaluates the candidate against the qualifications considered by the Committee for director candidates, which include:
•	an attained position of leadership in the candidate’s field of endeavor;

•	business and financial experience;

•	demonstrated exercise of sound business judgment;

•	expertise relevant to our lines of business; and

•	the ability to serve the interests of all stockholders.
The Committee also assesses the candidate’s qualifications as an “independent director” under the current director independence standards of the New York Stock Exchange. The candidate must be able to devote the time, energy and attention as may be necessary to properly discharge his or her responsibilities as a director. As part of this evaluation, one or more members of the Committee, and others as appropriate, will interview the candidate. After completing this evaluation, the Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation of the Committee.

     Our Charter provides that nominations of candidates for election as directors of the Company may be made at a meeting of stockholders by or at the direction of the Board of Directors, or by any stockholder entitled to vote at such meeting who complies with the advance notice procedures set forth therein. These procedures require any stockholder who intends to make a nomination for director at the meeting to deliver notice of such nomination to the Secretary of the Company not less than 45 nor more than 90 days before the meeting. The notice must contain all information about the proposed nominee as would be required to be included in a proxy statement soliciting proxies for the election of such nominee, including such nominee’s written consent to serve as a director if so elected. If the Chairman of the meeting determines that a person is not nominated in accordance with the nomination procedure, such nomination will be disregarded. We expect that the annual meeting of stockholders to be held each year will be held during the mid to latter part of May.
     Executive Sessions. Executive sessions of the non-management directors are held periodically. The sessions are chaired by the chairman of the Nominating/Corporate Governance Committee. Any non-management director can request that an additional executive session be scheduled. Executive sessions of the independent directors only are held at least once a year.
     Communications with the Board of Directors. The Board of Directors provides a process by which stockholders and other interested parties may communicate with the Board, the non-management directors as a group or any of the directors. Stockholders and other interested parties may send written communications to the Board of Directors, the non-management directors as a group or any of the directors at the following address: Secretary, Willbros Group, Inc., c/o Willbros USA, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027. All communications will be compiled by the Company’s Secretary and submitted to the Board, the non-management directors or the individual director.
PROPOSAL TWO
APPROVAL OF AMENDMENT NUMBER 6
TO THE WILLBROS GROUP, INC. 1996 STOCK PLAN
General and Proposed Amendment
     Stockholder action at the Annual Meeting will be requested with respect to the approval of Amendment Number 6 (the “Amendment”) to the Willbros Group, Inc. 1996 Stock Plan, as amended (the “1996 Stock Plan”). The sole purpose of the Amendment is to increase the total number of shares of Common Stock available for issuance under the 1996 Stock Plan from 4,075,000 shares to 4,825,000 shares. As of March 31, 2008, there were 44,555 remaining shares of Common Stock reserved for future grants of awards under the 1996 Stock Plan. If the Amendment to the 1996 Stock Plan is approved by the stockholders of the Company, the total number of shares of Common Stock reserved for future grants of awards under the 1996 Stock Plan would be 794,555 and represent approximately 2 percent of the Company’s total outstanding shares of Common Stock on March 31, 2008. With the continued growth of the Company, the additional shares requested are essential to ensure the availability of necessary stock to utilize as a critical part of the Company’s executive and management compensation plans.
     While the Board of Directors is aware of the potential dilutive effect of compensatory stock awards, it also recognizes the significant motivations and performance benefits that are achieved from making such awards. Moreover, in light of the Company’s recent growth and, in particular, the recent acquisition of InServ, the Company believes that compensatory stock awards are especially critical to aligning key employees who have recently joined the Company, with the interests of our stockholders. The additional shares represent less than 2 percent of the Company’s Common Stock outstanding as of March 31, 2008.
     A copy of the Amendment is attached hereto as Exhibit B. A copy of the 1996 Stock Plan will be furnished by the Company to any stockholder upon written request to: Dennis G. Berryhill, Corporate Secretary, Willbros Group, Inc., c/o Willbros USA, Inc., Five Post Oak Park, 4400 Post Oak Parkway,

Suite 1000, Houston, Texas 77027. The Amendment, which was approved by the Board of Directors on March 27, 2008, will not take effect unless approved by the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote.
     The purpose of the 1996 Stock Plan is to strengthen the ability of the Company to attract and retain well-qualified executive, managerial, and professional personnel, and to encourage stock ownership by such personnel in order to increase their proprietary interest in the Company’s success. The Company relies heavily upon stock options and restricted stock awards under the 1996 Stock Plan to compensate its executive, managerial, and professional personnel, and to retain and motivate such personnel, and desires to continue that practice because it believes that such awards encourage and reward effective management that results in long-term corporate financial success, as measured by stock price appreciation.
Summary of the 1996 Stock Plan
     General. In 1996, the Board of Directors adopted, and the stockholders of the Company approved, the Willbros Group, Inc. 1996 Stock Plan. The 1996 Stock Plan provides for awards to key employees of the Company, including officers and directors who are also employees of the Company. The 1996 Stock Plan provides that during any calendar year, no participant may be granted awards with respect to more than 150,000 shares, subject to certain adjustments. The stock issuable under the 1996 Stock Plan may be authorized and unissued shares or treasury shares. If any shares subject to any award are forfeited or payment is made in a form other than shares or the award otherwise terminates without payment being made, the shares subject to such awards will again be available for issuance under the 1996 Stock Plan. In addition, the number of shares deemed to be issued under the 1996 Stock Plan upon exercise or settlement of an award will be reduced by the number of shares surrendered or withheld in payment of the exercise or purchase price of such award and withholding taxes relating to such award.
     The 1996 Stock Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”). The members of the Committee are not eligible for awards under the 1996 Stock Plan. The Committee is authorized to determine plan participants, the types and amount of awards to be granted and the terms, conditions and provisions of awards, prescribe forms of award agreements, interpret the 1996 Stock Plan, establish, amend and rescind rules and regulations relating to the 1996 Stock Plan, and make all other determinations which may be necessary or advisable for the administration of the 1996 Stock Plan. Although a determination has not been made as to the number of employees currently eligible for consideration as participants in the 1996 Stock Plan, as of March 31, 2008, there were 73 employees who held awards under the 1996 Stock Plan.
     If the Amendment is approved, under the terms of the 1996 Stock Plan, no more than 2,412,500 shares may be issued under the 1996 Stock Plan pursuant to awards of restricted stock and/or restricted stock rights.
     Summary of Awards. The 1996 Stock Plan permits the granting of any or all of the following types of awards: (a) stock options, (b) stock appreciation rights (“SARs”), and (c) restricted stock or restricted stock rights. Generally, awards under the 1996 Stock Plan are granted for no consideration other than prior and future services. Awards granted under the 1996 Stock Plan may, in the discretion of the Committee, be granted alone or in addition to, in tandem with, or in substitution for any other award under the 1996 Stock Plan or other plan of the Company. However, the 1996 Stock Plan prohibits effecting a “repricing” of underwater outstanding stock options or stock appreciation rights by providing that the exercise price of any stock options or grant price of any stock appreciation rights granted in substitution for outstanding awards may not be less than the applicable exercise price or grant price of the award to be surrendered in exchange for the substitute award.
     Stock options granted pursuant to the 1996 Stock Plan may, at the discretion of the Committee, be either incentive stock options (“ISOs”), within the meaning of Section 422 of the U.S. Internal Revenue Code, or non-qualified stock options (“NSOs”). The exercise price of an ISO may not be less than the fair market value of the Common Stock on the date of grant (or 110 percent of such fair market value in the case of ISOs granted to employees who possess more than 10 percent of the combined voting power of all classes of stock of the Company (a “10 percent employee”)). In the case of NSOs, the exercise price shall be as determined by the Committee in its sole discretion, except that it shall not be less than 100 percent of the fair market value of the Common Stock on the date of grant. Options granted pursuant to the 1996 Stock Plan are exercisable in whole or in part at such time or times as determined by the Committee, except that ISOs may not be exercised after the expiration of 10 years from the date granted (five years in the case of a 10 percent employee). Generally, options may be exercised by the payment of cash, promissory notes or stock or a combination thereof.
     SARs granted under the 1996 Stock Plan will give the holder the right to receive cash or stock in an amount equal to the difference between the fair market value of a share of Common Stock on the date of exercise and the grant price. The grant price of a SAR is determined by the Committee, but may not be less than the fair market value of a share of Common Stock on the date of grant. Methods of exercise and settlement and other terms of SARs are determined by the Committee. No SARs have been granted under the 1996 Stock Plan since its inception.
     The Committee may award restricted stock, generally consisting of shares of Common Stock which may not be disposed of by participants until certain restrictions established by the Committee lapse. Such restrictions may lapse in whole or in installments as the Committee determines. A participant receiving restricted stock will have all of the rights of a stockholder of the Company, including the right to vote the shares and the right to receive any dividends, unless the Committee determines otherwise. Upon termination of employment during the restriction period, restricted stock will be forfeited, subject to such exceptions, if any, as are authorized by the Committee. The Committee, in its discretion, may also issue restricted stock rights, which represent the right to receive shares of Common Stock upon vesting. The rights are considered “restricted” because they are subject to forfeiture and restrictions on transfer prior to vesting and the related issuance of shares. A participant receiving restricted stock rights will not be a stockholder of the Company and will not be entitled to vote or receive dividends, if any, until the rights vest, at which time the related shares will be issued to the participant.
     Awards generally are not transferable other than by will or the laws of descent and distribution; however, the Committee may permit the transfer of awards (other than ISOs and SARs in tandem therewith) for estate planning purposes. In the event of any change affecting the shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares, or other corporate change or any distributions to Common Stock holders, the Committee may make such substitution or adjustment in the aggregate number or kind of shares which may be distributed under the 1996 Stock Plan and in the number, kind and exercise, grant or purchase price of shares subject to the outstanding awards granted under the 1996 Stock Plan, or make provisions for a cash payment relating to any award, as it deems to be appropriate in order to maintain the purpose of the original grant.
     Amendment to and Termination of the 1996 Stock Plan. The Board of Directors may amend, alter, suspend, discontinue or terminate the 1996 Stock Plan without the consent of stockholders or participants, except that stockholder approval of such action will be sought if such approval is required by any federal or state law or regulation, to the extent the action is required to be approved by stockholders in connection with having any outstanding awards comply with the requirements of Section 162(m) of the U.S. Internal Revenue Code, or if the Board of Directors in its discretion determines that obtaining such stockholder approval is advisable. Unless earlier terminated by the Board of Directors, the 1996 Stock Plan will terminate when no shares remain reserved and available for issuance, and the Company has no further obligation with respect to any award granted under the 1996 Stock Plan.
     Change of Control. In the event of a Change of Control of the Company, all outstanding awards under the 1996 Stock Plan, regardless of any limitations or restrictions, become fully exercisable and freed of all restrictions. For purposes of the 1996 Stock Plan, a Change of Control is deemed to have occurred: (a) upon the acquisition by any person of 20 percent or more of the Company’s outstanding voting stock; (b) if individuals constituting the Board of Directors, or those nominated by at least two-thirds of such individuals or successors nominated by them, cease to constitute a majority of the Board; (c) upon stockholder approval of a merger, consolidation or similar transaction or consummation of any such transaction if stockholder approval is not required; (d) upon approval of a plan of liquidation or the sale or disposition of substantially all of the Company’s assets; or (e) if the Board adopts a resolution to the effect that a Change of Control has occurred.
     U.S. Federal Income Tax Consequences. The Company believes that under present U.S. tax laws the following are the U.S. federal income tax consequences generally arising with respect to awards granted under the 1996 Stock Plan. The grant of an option or SAR will create no tax consequences for the participant or the Company. The participant will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply) and the Company will receive no deduction at that time. Upon exercising an option other than an ISO, a participant will recognize ordinary income equal to the difference between the exercise price and the fair market value of the stock acquired on the date of exercise. Upon exercising an SAR, a participant will recognize ordinary income equal to the amount of cash or the fair market value of the stock received on the date of exercise. In the case of the exercise of an NSO or SAR, the employer of the participant, if it is a subsidiary of the Company and a U.S. taxpayer (“U.S. subsidiary employer”), generally will be entitled to a deduction for the amount recognized as ordinary income by the participant, unless such deduction is limited by Section 162(m) of the Internal Revenue Code. The treatment to a participant of a disposition of shares acquired upon the exercise of an SAR or option depends on how long the shares have been held and on whether such shares are acquired by exercising an ISO or by exercising an option other than an ISO. Generally, there will be no tax consequences to a U.S. subsidiary employer in connection with a disposition of shares acquired upon the exercise of an SAR or option except that the U.S. subsidiary employer may be entitled to a deduction (and the employee will recognize ordinary income) if shares acquired under an ISO are disposed of before the applicable ISO holding periods have been satisfied.
     With respect to awards granted under the 1996 Stock Plan involving shares of stock or stock rights that are restricted as to transferability and subject to a substantial risk of forfeiture, generally a participant will recognize ordinary income equal to the fair market value of the shares received at the earlier of the time at which the shares or stock rights become transferable or not subject to a substantial risk of forfeiture. However, in the case of a restricted stock award, but not in the case of an award of restricted stock rights, a participant may elect to be taxed at the time of the award notwithstanding the restrictions (to minimize the tax payable in respect of the appreciation in the value of the stock from the time it is awarded until the restrictions lapse). The U.S. subsidiary employer, if any, generally will be entitled to a deduction for the same amount unless such deduction is limited by Section 162(m) of the Internal Revenue Code.
     The foregoing provides only a very general description of the application of U.S. federal income tax laws to awards under the 1996 Stock Plan. The summary does not address the effects of foreign, state and local tax laws.
     Awards Granted. As of March 31, 2008, incentive and non-qualified stock options and restricted stock and restricted stock rights for a total of 1,342,532 shares are outstanding under the 1996 Stock Plan. All of the outstanding options expire at various times during the years 2008 to 2016. Since inception of the 1996 Stock Plan through March 31, 2008, options and restricted stock and restricted stock rights awards for the following number of shares have been granted under the 1996 Stock Plan to the named executive officers of the Company and specified groups: Robert R. Harl (President and Chief Executive Officer), 410,220 shares; Van A. Welch (Senior Vice President and Chief Financial Officer), 123,406 shares; John T. Dalton (Senior Vice President and General Counsel), 204,000 shares; John K. Allcorn (Executive Vice President), 249,031 shares; all current executive officers as a group, 986,657 shares; and all employees, excluding current executive officers, as a group, 3,835,697 shares. All current directors who are not employees of the Company are not eligible to receive awards under the 1996 Stock Plan. Future awards under the 1996 Stock Plan are not yet determinable. The closing price for the Common Stock on the New York Stock Exchange on March 31, 2008, was $30.60 per share.

Vote Required
     The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for the adoption of this proposal. The Board of Directors recommends a vote “FOR” approval of this proposal.
PROPOSAL THREE
APPROVAL OF AMENDMENT NUMBER 1 TO THE WILLBROS GROUP, INC.
AMENDED AND RESTATED 2006 DIRECTOR RESTRICTED STOCK PLAN
General and Proposed Amendment
     Stockholder action at the Annual Meeting will be requested with respect to the approval of Amendment Number 1 (“Amendment No. 1”) to the Willbros Group, Inc. Amended and Restated 2006 Director Restricted Stock Plan (the “2006 Director Stock Plan” or the “Plan”). The sole purpose of Amendment No. 1 is to increase the total number of shares of Common Stock available for issuance under the 2006 Director Stock Plan from 50,000 shares to 250,000 shares. As of March 31, 2008, there were 17,875 remaining shares of Common Stock reserved for future grants of awards under the 2006 Director Stock Plan. If Amendment No. 1 to the 2006 Director Stock Plan is approved by the stockholders of the Company, the total number of shares of Common Stock reserved for future grants of awards under the 2006 Director Stock Plan would be 217,875 and represent less than 1 percent of the Company’s total outstanding shares of Common Stock on March 31, 2008. The 2006 Director Stock Plan generally provides for the automatic award of shares of restricted stock or the right to receive shares of our Common Stock (“RSRs”) to non-employee directors (so-called “outside directors”) of the Company once each year.
     A copy of Amendment No. 1 is attached hereto as Exhibit C. A copy of the 2006 Director Stock Plan will be furnished by the Company to any stockholder upon written request to: Dennis G. Berryhill, Corporate Secretary, Willbros Group, Inc., c/o Willbros USA, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027. Amendment No. 1, which was approved by the Board of Directors on March 27, 2008, will not take effect unless approved by the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote.
     The purpose of the 2006 Director Stock Plan is to strengthen the ability of the Company to attract and retain highly qualified persons to serve as outside directors of the Company and to encourage stock ownership by such directors in order to increase their proprietary interest in the Company, thereby aligning such directors’ interests more closely with the interests of the Company’s stockholders. The stock awards are a critical component of our compensation program for our outside directors and the requested additional shares are necessary for the Company to be able to continue to fulfill the purposes of the 2006 Director Stock Plan.
Summary of the 2006 Director Stock Plan
     General. Under the 2006 Director Stock Plan, shares of restricted stock or RSRs are automatically awarded each year to the Company’s outside directors until there are no further shares available under the Plan or the Board of Directors terminates the Plan. The stock issuable under the 2006 Director Stock Plan may be authorized and unissued shares, treasury shares or shares acquired in the market. If any shares subject to an award are forfeited, the forfeited shares will again be available for issuance under the 2006 Director Stock Plan. A total of 50,000 shares of Common Stock are available for awards under the 2006 Director Stock Plan.
     The Company currently has eight outside directors, three of whom are up for re-election at the Annual Meeting, all of whom are eligible to receive shares of restricted stock or RSRs annually under the 2006 Director Stock Plan.

     Summary of Restricted Stock/RSRs. Two types of restricted stock or RSRs awards are made under the 2006 Director Stock Plan. An initial award of shares of restricted stock in the case of an outside director who is a citizen or resident of the United States (a “U.S. director”) or RSRs in the case of an outside director who is not a citizen or resident of the United States (a “Non-U.S. director”) will be made automatically to the outside director on the date the director is elected or appointed to the Board of Directors or otherwise becomes an outside director. The amount of the initial award will equal $30,000 divided by the fair market value of a share of Common Stock on the day of the award (or the preceding business day if the day of the award is not a business day). The number of shares or RSRs so determined shall be rounded to the nearest number of whole shares or RSRs, subject to any adjustment as provided in the anti-dilution provisions of the Plan.
     A second type of award, an annual award of shares of restricted stock in the case of a U.S. director or RSRs in the case of a Non-U.S. director will be made automatically to each outside director on the second Monday in January of each year during the period of such director’s incumbency. The amount of the annual award will equal $75,000, or $150,000 in the case of the Chairman of the Board who is an outside director, divided by the fair market value of a share of Common Stock on the day of the award (or the preceding business day if the day of the award is not a business day). The number of shares or RSRs so determined shall be rounded to the nearest number of whole shares or RSRs, subject to any adjustment as provided in the anti-dilution provisions of the Plan.
     The restricted stock or RSRs awarded to an outside director are not transferable and are subject to risk of forfeiture until the vesting requirements for the restricted stock or RSRs are met. Shares of restricted stock or RSRs awarded to an outside director will vest on the first anniversary of the date of the award. All unvested shares of restricted stock or RSRs awarded to an outside director who is serving as a director of the Company at the time of his death, disability, termination of service as a director at the end of any full term to which he is elected, or at the time of a “change in control” of the Company, will become fully vested upon the occurrence of such event even if such event precedes the first anniversary of the award.
     For purposes of the 2006 Director Stock Plan, a “change in control” of the Company is deemed to have occurred: (a) if a person becomes the beneficial owner of 30 percent or more of the Company’s outstanding voting stock, (b) upon the acquisition by any person pursuant to a tender offer of 30 percent or more of the Company’s outstanding voting stock; (c) if individuals constituting the Board of Directors, or those nominated by at least two-thirds of such individuals or successors nominated by them, cease to constitute a majority of the Board; (d) upon stockholder approval of a merger, consolidation or similar transaction or consummation of any such transaction if stockholder approval is not required; or (e) upon approval by stockholders of a plan of liquidation or the sale or disposition of substantially all of the Company’s assets.
     An outside director will have all of the rights of a stockholder with respect to the shares of restricted stock awarded to him, including the right to vote the shares and the right to receive any dividends paid on the shares. An outside director who holds RSRs will not have the right to vote the shares underlying the RSRs, but will have the right to receive an amount in cash equivalent to any dividends that would be paid on the shares issuable upon the vesting of the RSRs. Stock certificates delivered to an outside director or, if the Board of Directors directs, held by the Company for an outside director, that represent shares of restricted stock will bear a legend noting that the shares are not transferable and are subject to the terms and limitations of the 2006 Director Stock Plan.
     Anti-dilution Provisions. In the event of any change affecting the shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares, or other corporate change or any distributions to Common Stock holders, the unvested shares of restricted stock or RSRs awarded under the Plan will be subject to the same change. In addition, an adjustment will be made as necessary in the aggregate number and/or kind of shares reserved and available for issuance under the 2006 Director Stock Plan and in the number and/or kind of shares subject to automatic awards of restricted stock or RSRs under the 2006 Director Stock Plan, in order to prevent dilution or enlargement of an outside director’s rights under the Plan.
     Award Agreements. The terms and provisions of each award under the 2006 Director Stock Plan will be evidenced by an award agreement. The award agreement will generally set forth the number of shares of Common Stock subject to the award and the vesting requirements and other restrictions applicable to the award.
     Amendment to and Termination of the 2006 Director Stock Plan. The Board of Directors may amend, alter, suspend, discontinue or terminate the 2006 Director Stock Plan without the consent of stockholders or participants, except that stockholder approval of such action will be sought if such approval is required by any federal or state law or regulation, by the rules of the stock exchange on which the Common Stock is listed, or if the Board of Directors in its discretion determines that obtaining such stockholder approval is advisable. The 2006 Director Stock Plan will terminate when there are no longer shares of Common Stock available for awards under the Plan or the Board of Directors otherwise declares the Plan terminated.
     U.S. Federal Income Tax Consequences. The Company believes that under present U.S. federal income tax laws the following are the U.S. federal income tax consequences generally arising with respect to awards of restricted stock or RSRs under the 2006 Director Stock Plan. In general, an outside director who receives a restricted stock or RSR award will not realize taxable income at the time of the award. Upon the vesting of the shares subject to a restricted stock award, the outside director will realize ordinary income in an amount equal to the then fair market value of the shares. Upon the vesting of the RSRs and the delivery of the underlying shares, the outside director will realize ordinary income in an amount equal to the then fair market value of the shares. The Company will be entitled to a deduction for the amount of taxable income recognized by an outside director on the vesting of shares subject to a restricted stock award or upon the delivery of shares subject to an RSR award. Any gains or losses realized by the outside director upon disposition of such shares will be treated as capital gains or losses, and the outside director’s basis in such shares will be equal to the fair market value of the shares at the time of vesting or delivery in the case of shares delivered pursuant to an RSR award. An outside director may elect pursuant to Section 83(b) of the U.S. Internal Revenue Code to have income recognized at the date of the restricted stock award, but not an RSR award, and to have the applicable capital gain holding period commence as of that date.
     The foregoing provides only a very general description of the application of U.S. federal income tax laws to restricted stock or RSRs awards under the 2006 Director Stock Plan. The summary does not address the effects of foreign, state and local tax laws.
     Awards Granted. As of March 31, 2008, awards for a total of 16,544 shares are outstanding and unvested under the 2006 Director Stock Plan. The only persons eligible to receive awards under the 2006 Director Stock Plan are the outside directors of the Company. Since inception of the 2006 Director Stock Plan, all current directors who are not employees of the Company as a group have received awards for 30,497 shares. The number of shares that an outside director will receive on the date of an automatic award is not presently determinable. The closing price for the Common Stock on the New York Stock Exchange on March 31, 2008, was $30.60.
Vote Required
     The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for the adoption of this proposal. The Board of Directors recommends a vote “FOR” approval of this proposal.

PROPOSAL FOUR
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee has appointed Grant Thornton LLP as the independent registered public accounting firm (“independent auditors”) of the Company for the fiscal year ending December 31, 2008. Grant Thornton has been the independent auditors of Willbros since May 2007. A proposal will be presented at the Annual Meeting asking the stockholders to ratify the appointment of Grant Thornton as the Company’s independent auditors for 2008. If the stockholders do not ratify the appointment of Grant Thornton, the Audit Committee will reconsider the appointment.
     The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for the adoption of this proposal. The Board of Directors recommends a vote “FOR” the ratification of Grant Thornton as the Company’s independent auditors for 2008.
     A representative of Grant Thornton will be present at the Annual Meeting. Such representative will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.
Former Independent Auditors
     On May 23, 2007, GLO CPAs, LLP (“GLO”) was dismissed as the independent registered public accounting firm of the Company, effective May 23, 2007. The Audit Committee of the Board of Directors approved the dismissal.
     The reports of GLO on the Company’s consolidated financial statements for the past two fiscal years (2006 and 2005) contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except as follows:
•	GLO’s report dated March 12, 2007 on the consolidated financial statements of the Company as of December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005, contained a separate paragraph stating that “we also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Willbros Group, Inc.’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 12, 2007 expressed an unqualified opinion on management’s assessment of the internal control over financial reporting and an adverse opinion on the effectiveness of internal control over financial reporting.”

•	GLO’s report dated June 14, 2006 on the consolidated financial statements of the Company as of December 31, 2005 and for the year ended December 31, 2005 contained a separate paragraph stating that “we also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Willbros Group, Inc.’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated June 14, 2006 expressed an unqualified opinion on management’s assessment of, and an adverse opinion on the effective operation of, internal control over financial reporting.”
     Prior to GLO’s dismissal, the Audit Committee of the Board of Directors had discussed with representatives of GLO certain material weaknesses in internal controls, as described below.

     During the years ended December 31, 2006 and 2005 and the subsequent interim period through May 23, 2007, there were no disagreements with GLO on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of GLO would have caused GLO to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such years.
     In connection with its audit for the years ended December 31, 2006 and 2005 and through May 23, 2007, there were no “reportable events” as defined by Item 304(a)(1)(v) of Regulation S-K, except that certain material weaknesses in the Company’s internal control over financial reporting were identified as described below.
Material Weaknesses Identified as of December 31, 2006.
     1. Nigeria Accounting — During the fourth quarter of 2006, the Company determined that a material weakness in its internal control over financial reporting exists related to the Company’s management control environment over the accounting for its Nigeria operations. This weakness in management control led to the inability to adequately perform various control functions including supervision over and consistency of: inventory management; petty cash disbursement; accounts payable disbursement approvals; account reconciliation; and review of time keeping records. This weakness resulted primarily due to the Company being unable to maintain a consistent and stable internal control environment over its Nigeria operations in the fourth quarter of 2006.
     2. Nigeria Project Controls — Estimate to Complete — A material weakness exists related to controls over Nigeria project reporting. This weakness existed throughout 2006 and is a continuation of a material weakness reported in the Company’s 2005 Form 10-K. The weakness primarily impacted one large Nigeria project with a total contract value of approximately $165 million, for which cost estimates were not updated timely in the fourth quarter of 2006 due to insufficient measures being taken to independently verify and update reliable cost estimates. This material weakness specifically resulted in material changes to revenue and cost of sales during the preparation of the Company’s year end financial statements by its accounting staff prior to the issuance of the Company’s 2006 Form 10-K.
Material Weaknesses Identified as of December 31, 2005.
     1. Company-Level Controls — As the Company finalized the preparation of the 2005 financial statements, management determined that a material weakness in the Company’s internal control over financial reporting exists related to the Company’s financial statement close process. This material weakness resulted in delays in management’s ability to timely close the Company’s books and records during 2005. Such delays in closing the books and records are at least in part a contributing factor to the delays management has experienced in filing the Company’s quarterly and annual financial statements with the SEC. This material weakness resulted primarily from insufficient staffing of qualified accounting personnel.
     Management believes this material weakness is due to a unique combination of factors including: a larger than normal turnover of international and corporate accounting personnel; a significant increase in the workload of the accounting staff as they supported the Audit Committee’s independent investigation as well as the investigations of the SEC and the DOJ; and a substantial increase in the volume of accounting transactions associated with the 46 percent annual increase in the Company’s revenue.
     2. Construction Contract Management — A material weakness existed related to controls over the project reporting used in the accounting process. On certain Nigerian projects, cost estimates were not updated to reflect current information and insufficient measures were taken to independently verify uniform and reliable cost estimates. This material weakness can affect project related accounts, and it specifically resulted in adjustments to revenue and cost of sales on certain contracts during the preparation of the Company’s preliminary financial statements.

These material weaknesses were remediated, in part, during 2006 and, during the first quarter of 2007, the remaining material weaknesses described above were eliminated due to the sale of the Company’s Nigerian operations as described in its 2006 Form 10-K.
New Independent Auditors
          On May 25, 2007, the Audit Committee of the Board of Directors engaged Grant Thornton LLP (“Grant Thornton”), as the Company’s independent registered public accounting firm for the year ending December 31, 2007, and to perform procedures related to the financial statements included in the Company’s quarterly reports on Form 10-Q, beginning with the quarter ending June 30, 2007. The Company had not consulted with Grant Thornton during its two most recent fiscal years (2006 and 2005) or during any subsequent interim period prior to May 25, 2007 regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report was provided to the Company nor oral advice was provided that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement,” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, or a “reportable event,” as that term is described in Item 304(a)(1)(v) of Regulation S-K.
Audit and Other Fees Paid to Independent Auditors
     Audit Fees. The aggregate fees billed during the year ended December 31, 2007 by Grant Thornton for professional services rendered for the audit of our annual financial statements, and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q or services that are normally provided by the accountants in connection with statutory and regulatory filings or engagements, including registration statements, for 2007 were $3,080,433.
     The aggregate fees billed during the years ended December 31, 2007 and 2006 by GLO, our former independent auditors, for professional services rendered for the audit of our annual financial statements, and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q or services that are normally provided by the accountants in connection with statutory and regulatory filings or engagements were $1,712,789 and $2,785,315, respectively.
     Audit-Related Fees. The aggregate fees billed during the year ended December 31, 2007 for assurance and related services by Grant Thornton that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees” were $0.
     The aggregate fees billed during the years ended December 31, 2007 and 2006 for assurance and related services by GLO that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees” were $10,680 and $280,466, respectively. These services consisted principally of preparation of comfort letters provided to underwriters, review of registration statements and issuance of consents.
     The aggregate fees billed during the years ended December 31, 2007 and 2006 for assurance and related services by KPMG, our former independent auditors, that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees” were $12,500 and $95,000, respectively. These services consisted principally of the issuance of consents.
     Tax Fees. The aggregate fees billed for the year ended December 31, 2007 for professional services by Grant Thornton for tax compliance, tax advice, and tax planning were $7,500.
     The aggregate fees billed for the years ended December 31, 2007 and 2006, for professional services by GLO for tax compliance, tax advice, and tax planning were $0 for the two years.

     All Other Fees. The aggregate fees billed for the year ended December 31, 2007 by Grant Thornton for products and services rendered to us, other than the services described above, were $0 for 2007.
     The aggregate fees billed for the years ended December 31, 2007 and 2006, by GLO for products and services rendered to us, other than the services described above, were $0 for the two years.
Audit Committee Pre-Approval Policy
     It is the policy of the Audit Committee to pre-approve audit, audit-related, tax and all other services specifically described by the Audit Committee on a periodic basis up to a specified dollar amount. All other permitted services, as well as proposed services exceeding such specified dollar amount, are separately pre-approved by the Audit Committee.
PRINCIPAL STOCKHOLDERS AND
SECURITY OWNERSHIP OF MANAGEMENT
     The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2008 by
•	each person who is known by us to own beneficially more than five percent of the outstanding shares of common stock,

•	each of our directors and nominees for director,

•	each of our executive officers named in the Summary Compensation Table below, and

•	all of our executive officers and directors as a group.
Except as otherwise indicated, we believe that the beneficial owners of the common stock listed in the table, based on information furnished by such owners, have sole investment and voting power with respect to such shares.

	Shares
	Beneficially		Percentage
Name of Owner or Identity of Group	Owned(1)		of Class(1)
Dawson-Herman Capital Management, Inc., et al.	3,911,677	(2)	10.1
Wells Fargo & Company, et al.	3,369,441	(3)	8.7
Keeley Asset Management Corp.	2,920,813	(4)	7.5
GLG Partners Inc., et al.	2,222,409	(5)	5.7
Whitebox Advisors, LLC, et al.	2,209,402	(6)	5.7
Tontine Overseas Associates, LLC, Tontine Capital Partners, L.P., et al.	2,044,930	(7)	5.3
Robert R. Harl	342,597	(8)	*
Arlo B. DeKraai	198,805		*
John K. Allcorn	177,390	(9)	*
John T. Dalton	154,582	(10)	*
Van A. Welch	74,269	(11)	*
S. Fred Isaacs	18,583	(12)	*
James B. Taylor, Jr.	14,583	(13)	*
John T. McNabb, II	14,201		*
Gerald J. Maier	11,631		*
S. Miller Williams	8,583	(14)	*
Michael J. Bayer	5,141		*
Robert L. Sluder	3,021		*
William B. Berry	904		*
All executive officers and directors as a group (13 people)	1,024,290	(15)	2.6

*	Less than 1 percent

(1)	Shares beneficially owned include restricted stock held by our executive officers and directors over which they have voting power but not investment power. Shares of common stock which were not outstanding but which could be acquired by a person upon exercise of an option within 60 days of March 31, 2008, are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(2)	Information is as of March 19, 2008, and is based on the Schedule 13G/A dated March 31, 2008, which was filed by Dawson-Herman Capital Management, Inc. (“Dawson”) and Southport Millennium Master Fund, Ltd. (“Southport”). Dawson’s address is 354 Pequot Avenue, Southport, Connecticut 06890, and Southport’s address is c/o Citi Hedge Fund Services (Cayman), Ltd., P.O. Box 1748, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-1109, Cayman Islands. Dawson is a registered investment advisor. Of the shares shown, Dawson has sole voting and dispositive power over 1,566,600 shares and shared voting and dispositive power over 2,345,077 shares and Southport has shared voting and dispositive power over 2,345,077 shares.

(3)	Information is as of December 31, 2007, and is based on the Schedule 13G/A dated January 18, 2008, which was filed by Wells Fargo & Company (“Wells Fargo”), Wells Capital Management Incorporated (“Wells Capital”), and Wells Fargo Funds Management, LLC (“Wells Fargo Funds”). Wells Fargo’s address is 420 Montgomery Street, San Francisco, California 94104, and the address for both Wells Capital and Wells Fargo Funds is 525 Market Street, San Francisco, California 94105. Wells Fargo is a parent holding company, and both Wells Capital and Wells Fargo Funds are registered investment advisors. Of the shares shown, Wells Fargo has sole voting power over 3,343,846 shares, shared voting power over 70 shares and sole dispositive power over 3,180,881 shares, Wells Capital has sole voting power over 1,009,004 shares and sole dispositive power over 3,118,854 shares and Wells Fargo Funds has sole voting power over 2,330,963 shares and sole dispositive power over 61,527 shares.

(4)	Information is as of December 31, 2007, and is based on the Schedule 13G/A dated January 31, 2008, which was filed by Keeley Asset Management Corp. (“Keeley”). Keeley’s address is 401 South LaSalle Street, Chicago, Illinois 60605. Keeley is a registered investment adviser. Of the shares shown, Keeley has sole voting power over 2,739,038 shares and sole dispositive power over 2,920,813 shares.

(5)	Information is as of December 31, 2007, and is based on the Schedule 13G/A dated February 14, 2008, which was filed by GLG Partners, Inc. GLG Partners LP, GLG North American Opportunity Fund and GLG Partners Limited. The address for GLG Partners, Inc. is 390 Park Avenue, 20th Floor, New York, New York 10022. The address of all of the other filers is c/o GLG Partners LP, 1 Curzon Street, London, W1J 5HB, United Kingdom. GLG Partners LP is a United Kingdom limited partnership and acts as investment manager of certain funds and has shared voting and dispositive power over the shares shown in the table, which are held by such funds. The general partner of GLG Partners LP is GLG Partners Limited, a United Kingdom limited company. The managing directors of GLG Partners Limited are Noam Gottesman, Pierre Lagrange and Emmanuel Roman. The parent company of GLG Partners Limited is GLG Partners, Inc. GLG Partners LP, GLG Partners Limited, and GLG Partners, Inc. may be deemed the beneficial owner of the 2,222,409 shares shown in the table. Of the shares shown, GLG North American Opportunity Fund has shared voting and dispositive power over 758,935 shares.

(6)	Information is as of December 31, 2007, and is based on the Schedule 13G dated February 14, 2008, which was filed by Whitebox Advisors, LLC (“WA”), Whitebox Convertible Arbitrage Advisors, LLC (“WCAA”), Whitebox Convertible Arbitrage Partners, L.P. (“WCAP”), Whitebox Convertible Arbitrage Fund, L.P. (“WCAFLP”), Whitebox Convertible Arbitrage Fund, Ltd. (“WCAFLTD”), Pandora Select Advisors, LLC (“PSA”), Pandora Select Partners, L.P. (“PSP”), Pandora Select Fund, L.P. (“PSFLP”), and Pandora Select Fund, Ltd. (“PSFLTD”). The address for each of WA, WCAA, WCAFLP, PSA and PSFLP is 3033 Excelsior Boulevard, Suite 300, Minneapolis, Minnesota 55416. The address for each of WCAP, WCAFLTD, PSP and PSFLTD is Trident Chambers, P.O. Box 146, Waterfront Drive, Wickhams Cay, Road Town, Tortola, British Virgin Islands. WA, WCAA and PSA are registered investment advisors. Of the shares shown, WA has shared voting and dispositive power over 2,209,402 shares, WCAA, WCAP, WCAFLP and WCAFLTD have shared voting and dispositive power over 1,711,616 shares, and PSA, PSP, PSFLP and PSFLTD have shared voting and dispositive power over 202,833 shares.

(7)	Information is as of December 31, 2007, and is based on the Schedule 13G/A dated February 12, 2008, which was filed by Tontine Overseas Associates, L.L.C. (“TOA”), Tontine Capital Partners, L.P. (“TCP”), Tontine Capital Management, L.L.C. (“TCM”) and Jeffrey L. Gendell (“Gendell”). The address for all of the filers is 55 Railroad Avenue, Greenwich, Connecticut 06830. TCM is the general partner of TCP. Gendell is the managing member of TCM and TOA. Of the shares shown, TOA has shared voting and dispositive power over 381,700 shares, TCP and TCM have shared voting and dispositive power over 1,663,230 shares and Gendell has shared voting and dispositive power over 2,044,930 shares.

(8)	Includes 40,000 shares subject to stock options which are currently exercisable.

(9)	Includes (a) 50,000 shares subject to stock options which are currently exercisable and (b) 5,681 shares held in the Willbros Employees’ 401(k) Investment Plan (the “401(k) Plan”) for the account of Mr. Allcorn.

(10)	Includes (a) 50,000 shares subject to stock options which are currently exercisable and (b) 4,296 shares held in the 401(k) Plan for the account of Mr. Dalton.

(11)	Includes 12,500 shares subject to stock options which are currently exercisable.

(12)	Includes 15,000 shares subject to stock options which are currently exercisable.

(13)	Includes (a) 1,000 shares held by the James and Sarah Taylor Trust and (b) 10,000 shares subject to stock options which are currently exercisable.

(14)	Includes 5,000 shares subject to stock options which are currently exercisable.

(15)	For specific information regarding each of the listed individuals, see footnotes (8) through (14) above.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     The following discussion and analysis contains statements regarding future company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.
Role of the Compensation Committee
     The Compensation Committee (for purposes of this analysis, the “Committee”) of the Board has responsibility for discharging the Board’s responsibilities with respect to compensation of the Company’s executives. In particular, the Committee annually reviews and approves corporate goals and objectives relevant to Chief Executive Officer (“CEO”) compensation, evaluates the CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board), determines and approves the CEO’s compensation based on this evaluation. The Committee also approves or makes recommendations to the Board with respect to non-CEO compensation, incentive compensation plans and equity-based plans. In addition, the Committee administers the Company’s stock plans.
Role of CEO in Compensation Decisions
     The Committee makes all compensation decisions for the CEO and approves recommendations regarding non-equity compensation and equity awards for all of our executive officers.
     The CEO annually reviews the performance of each of the named executive officers. The CEO’s recommendations, including salary adjustments and annual and long-term award amounts, are presented to the Committee. The Committee or the Board of Directors can exercise their discretion in modifying any recommended adjustments or awards to executives.
Compensation Philosophy and Objectives
     As a leading provider of construction and engineering services to industry and governmental entities, our long-term success depends on our ability to attract, motivate and retain highly talented individuals at all levels of the organization.
     The Committee bases its executive compensation programs on the same objectives that guide our company in establishing all of its compensation programs:

•	Compensation should be based on the level of job responsibility, individual performance and company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to company performance and stockholder returns because they are more able to affect our results.

•	Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the pay of other premier employers who compete with us for talent.

•	Compensation should reward performance. Our programs should deliver compensation in the top-tier when our employees and our company perform accordingly; likewise, where individual performance falls short of expectations and/or company performance lags the industry, the programs should deliver lower-tier compensation. In addition, the objectives of pay-for-performance and retention must be balanced. Even in periods of downturns in our performance, the programs should continue to ensure that successful, high-achieving employees will remain motivated and committed to our company.

•	Compensation should foster the long-term focus required for success in our industry.
Setting Executive Compensation
     Based on the foregoing objectives, the Committee has structured our annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to enhance long-term stockholder value. In furtherance of this, in March 2006, the Committee engaged Towers Perrin, a global human resources consulting firm, to conduct a review of our total compensation program for 18 selected senior management positions, including the four executive officers immediately below the former CEO, Michael Curran. The review did not include the compensation of Mr. Curran because his compensation was largely fixed under his employment agreement and due to his scheduled retirement as CEO at the end of 2006. Towers Perrin provided the Committee with relevant market data and alternatives to consider on the recommendations being made by the Company’s management for executives other than the CEO.
     Towers Perrin used data from various compensation surveys to develop marketplace compensation levels for several Willbros senior management positions. In addition, Towers Perrin compared each element of total compensation against a peer group of publicly-traded energy and engineering and construction companies (collectively, the “Peer Group”), using data collected from proxy statement filings. The Peer Group compensation data provided information for executives who are comparable in terms of pay rank within their respective organizations but are not comparable to Willbros executives in terms of roles and responsibilities. The companies comprising the initial Peer Group were:

Shaw Group	Oceaneering International
Granite Construction	Global Industries Ltd.
Chicago Bridge & Iron	Instituform Technologies
McDermott International, Inc.	Matrix Service Company
Quanta Services	Layne Christensen Co.
Southwest Gas	Horizon Offshore Inc.
Tetra Tech	Schuff International Inc.
Hanover Compressor	Corrpro Companies
     With the assistance of Towers Perrin, the Committee reviews the composition of the Peer Group periodically to ensure the companies are relevant for comparative purposes. In connection with its 2007 review for purposes of establishing 2008 compensation, Towers Perrin and the Committee eliminated three companies (Shuff, Corrpro and Hanover) from the Peer Group and added one (Exterran Holdings Inc.). For comparison purposes, our annual revenues and market capitalization were below the median of the Peer Group at the time the initial study was conducted and at the time 2007 salaries were set in early 2007.

     For named executive officers, the Committee generally targets “actual direct total compensation,” consisting of base salary, plus the most recent actual annual incentive award earned, plus the estimated annualized present value of long-term incentive grants, at a level up to the 75th percentile of compensation paid to similarly situated executives of the companies comprising the Peer Group. This objective was established in recognition of the intense competition in our industry for top executive-level talent. This objective is also based on the Committee’s understanding that we have faced very significant challenges over the past few years, and its expectation that, over the next few years, we will generate stockholder returns in excess of the average of our competitors. Significant variations above and below this objective will occur as dictated by the experience level, responsibilities and performance of the individual and other factors such as the need to maintain internal pay equity.
     A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews competitive information provided by Towers Perrin and management’s recommendations to determine the appropriate level and mix of incentive compensation.
     In implementing our compensation philosophy, the Committee also compares our CEO’s total compensation to the total compensation of the other named executive officers over time. However, the Committee has not established a targeted level of difference between the total compensation of the CEO and the median total compensation level for the next lower tier of management. The Committee also considers internal pay equity among the other named executive officers, and in relation to the next lower tier of management, in order to maintain compensation levels that are consistent with the individual contributions and responsibilities of those executive officers. For example, in recognition of his achievements and responsibilities which the Committee regards as comparable in scope and significance to those of our General Counsel, John T. Dalton, and based on 2007 market data provided by Towers Perrin, in January 2008, the Committee awarded Van A. Welch, our Chief Financial Officer, an increase in base salary which was larger than the 4.5 percent merit increase awarded to the other named executive officers, so that Mr. Welch’s base salary would be virtually the same as the base salary of Mr. Dalton.
Employment and Separation Agreements
     We have entered into employment agreements with our President and CEO, Robert R. Harl, our Senior Vice President and Chief Financial Officer, Van A. Welch, and our Senior Vice President and General Counsel, John T. Dalton. Mr. Harl receives compensation in accordance with his employment agreement, and Mr. Welch receives long-term incentives in accordance with his employment agreement. Mr. Dalton’s employment agreement does not specify his compensation. Accordingly, the overall compensation of Messrs. Dalton and Welch, other than Mr. Welch’s long-term incentives, is determined in the same manner as the compensation for the other executive officers.
     The Committee believed it was necessary for us to enter into employment agreements with Messrs. Harl and Welch in order to secure their employment with the Company, especially given Mr. Harl’s alternative employment options and Mr. Welch’s compensation package at his previous employer. The Committee also believed that it was necessary for us to enter into an employment agreement with Mr. Dalton in 2006 to secure his continued employment in light of numerous factors, including his critical role interfacing with the continuing governmental investigations into the actions of the former President of Willbros International, Inc., who resigned on January 6, 2005, and his in-depth knowledge of operational, legal and commercial issues in Nigeria, including the various complexities associated with selling our assets and operations in that country.
     Our former President, CEO and Chairman, Michael Curran, retired as President and CEO in December 2006 but remained as Chairman until his retirement from the Board on September 11, 2007. In December 2006, upon successful completion of the transition of his roles and responsibilities to Mr. Harl, Mr. Curran entered into a separation agreement and a consulting agreement with us. Mr. Curran’s compensation for 2007 was determined in accordance with his separation agreement and an

“Agreement to Terminate Consulting Services Agreement” which he entered into upon his September 2007 retirement as Chairman of the Board.
     The separation agreement of Mr. Curran provided separation benefits, including accelerated vesting of stock options, restricted stock and restricted stock rights, that were more generous than those he would have been entitled to receive under the terms of our Severance Plan, which are described under the caption “Severance Plan—Separation” below. The Committee believed it was also critical for the Company to enter into a consulting agreement with Mr. Curran. The Committee believed that such additional benefits and consulting payments were necessary and appropriate in light of Mr. Curran’s critical contributions to the Company prior to his departure and the need to ensure a smooth transition in leadership responsibilities and draw upon his continued assistance.
2007 Executive Compensation Components
     For the fiscal year ended December 31, 2007, the principal components of compensation for named executive officers were:
•	base salary;

•	annual cash incentive awards;

•	long-term equity incentive compensation;

•	retirement and other benefits; and

•	perquisites.
     The Committee believes that this program balances both the mix of cash and equity compensation and the mix of currently-paid and longer-term compensation and benefits in a way that furthers the compensation objectives discussed above. Following is a discussion of the Committee’s considerations in establishing each of the components for the named executive officers.
Base Salary
     The level of base salary paid to executive officers is determined on the basis of performance, experience and such other factors as may be appropriately considered by the Committee. Each year, the Committee reviews the base salaries of the executives and considers salary adjustments based on individual performance, overall financial results of the Company, competitive position relative to the marketplace, duration of time since last salary increase, industry merit practices and cost-of-living indicators. In addition to the Towers Perrin report with respect to the marketplace in general and the base salaries of the Peer Group, the Committee considered compensation data from the ERI Economic Research Institute regarding amounts budgeted for merit raises within the energy industry. Consistent with the data for energy industry employers located in Houston, Texas, the Committee approved merit increases of 4 percent for Messrs. Allcorn, Dalton and Welch, effective April 1, 2007. In accordance with the terms of his employment agreement, Mr. Harl’s base salary was increased to $600,000 in 2007.
     In January 2008, consistent with data provided by Towers Perrin regarding average salary merit adjustments in the Gulf Coast region, the Committee approved 4.5 percent increases in the base salaries of Messrs. Dalton and Allcorn. In light of the internal pay equity issue discussed above and Towers Perrin marketplace data which indicated that Mr. Welch’s base salary was at or below the 50th percentile for CFOs, Mr. Welch’s base salary was increased by 12.1 percent. Effective March 1, 2008, the base salaries of Messrs. Dalton, Welch and Allcorn will be $407,550, $408,000 and $380,380, respectively. Since Mr. Dalton’s base salary places him at or near the top in base salary for the Peer Group, which the Committee considers appropriate in light of his recent achievements, continuing challenges and expertise and oversight responsibilities with respect to commercial contracts, the Committee determined that a 4.5 percent merit increase for Mr. Dalton consistent with average merit salary increases in the region was appropriate. In accordance with the terms of his employment agreement, on January 1, 2008, Mr. Harl’s base salary was increased to $700,000.

Performance-Based Incentive Compensation
     Annual Cash Incentive Award. Pursuant to his employment agreement, Mr. Harl may earn a cash bonus of up to (i) 125 percent of his base salary (or $750,000) for 2007; and (ii) 150 percent of his base salary (or $1,050,000), for each remaining calendar year during his employment period if certain net income target performance objectives approved by our Board of Directors are achieved. The net income target performance goal is generally defined as the line item designated as such in our annual budget for the year 2007, 2008, 2009 and 2010, respectively, as approved by the Board of Directors for the relevant year, before deducting any net income performance bonuses payable to Mr. Harl and/or otherwise to employees. The Committee determined that he did not meet the 2007 net income target performance goals. Accordingly, it awarded no bonus in that regard. Under his employment agreement, Mr. Harl also remains eligible for bonus consideration annually at the sole discretion of the Board of Directors and in accordance with the Management Incentive Compensation Program discussed below. The Board of Directors approved a bonus for Mr. Harl in the form of 8,220 shares of restricted stock, which is what he would have received if he had been a participant in the Management Incentive Compensation Program for 2007. The Committee also took into account his leadership role in, and major contribution to, the Company’s significant achievements in 2007 discussed below. The shares will vest in two equal installments on March 12, 2009 and March 12, 2010.
     Management Incentive Compensation Program. Prior to 2007, our executive officers were eligible for discretionary annual cash incentive awards. In determining whether to award cash bonuses, the Committee primarily considered the financial performance of the Company, competitive hiring practices existing within the energy and construction and engineering industries globally and an executive’s individual performance.
     In March 2007, the Committee replaced its program for awarding discretionary cash incentive awards with a Management Incentive Compensation Program (the “MIC Program”). The short-term cash incentive awards for key employees, including each of our named executive officers, are determined in accordance with the MIC Program, except for Mr. Harl whose short-term cash incentives are determined by his employment agreement.
     The Committee administers our MIC Program to provide the short-term incentive compensation element of our total direct compensation program. The MIC Program is a cash-based performance incentive program designed to motivate and reward named executive officers and other key employees for their contributions to achieving business goals that we believe drive our earnings and create stockholder value. The Committee, however, does have the sole discretion under the MIC Program to pay an award earned under the MIC Program with stock issued under our 1996 Stock Plan and to set the terms and conditions of such stock award.
     Under the MIC Program, the Committee established, for each participant designated by the Committee to participate in the Program, an annual target incentive award. The target MIC Program awards are expressed as a percentage of the participant’s base salary.
     For 2007, the target incentive award for each named executive officer was as follows:
     Annual Bonus Target Award (Percentage of 2007 Base Salary)

	Threshold	Target	Maximum
Van A. Welch	25 percent	50 percent	100 percent
John K. Allcorn	25 percent	50 percent	100 percent
John T. Dalton	25 percent	50 percent	100 percent
     The payment amount, if any, of an MIC Program award is determined based on the attainment of performance measures, which include financial and operational performance measures and with respect to each participant, that participant’s individual performance. Annual financial and operational performance measures are established by the Committee based on recommendations from management.

For our named executive officers other than Mr. Harl, the portion of an award which is based on individual performance will be determined by the Committee based on the recommendations of Mr. Harl.
     For 2007, 80 percent of the target MIC Program award was attributable to financial and operational performance measures and 20 percent of the target MIC Program award was attributable to each participant’s individual performance. The financial and operational performance measures are comprised of threshold, target and maximum performance levels which, if achieved, result in payments of 25 percent, 50 percent and 100 percent of each target financial and operational performance measure component, respectively. If a threshold financial or operational measure is not achieved, no amount is paid on a MIC Program award under that financial or operational measure component.
     For our 2007 MIC Program awards, our Committee set the performance levels of the financial and operational measures based on the following metrics:
     Net income: Based upon the recommendation of management, the Committee established threshold, target and maximum performance levels for 2007 net income. Each of the threshold, target and maximum net income levels for 2007 ($8.0 million, $16.083 million and $27.350 million, respectively) represented a significant improvement from our 2006 net loss of $105.4 million and our 2006 net loss from continuing operations of $22 million.
     Safety: The Committee also considers the maintenance of a safe working environment to be critical to building and preserving a strong relationship with our clients and workers and increasing our future project awards. The Committee believes that the best measure of our 2007 safety performance is our “Total Case Incident Rate” or “TCIR.” The TCIR is determined (per U.S. Department of Labor standards) by multiplying the total number of work related recordable injuries and illnesses times 200,000 and dividing the product by the number of employee hours worked. Based upon the recommendation of management, the Committee set aggressive threshold, target and maximum levels for the 2007 TCIR which were designed to underscore management’s commitment to maintaining a safe working environment. The 2007 threshold, target and maximum TCIR each represented an improvement from our 2006 TCIR.
     Days Sales Outstanding: The Committee considers maintenance of a healthy level of working capital to be critical to our ability to bid on project opportunities that present an attractive risk-adjusted return. Delays in collecting our accounts receivable have, in the past, caused our working capital to decline to levels that impeded our ability to execute our business plan. Accordingly, the Committee has approved a formula recommended by management to create incentives to minimize the number of days required to collect revenue earned. “Days Sales Outstanding,” or “DSO,” refers to the product of a formula (widely-applied in the construction industry) that measures and is a reflection of the procedures and practices applied to minimize the number of days required to collect revenue earned. The formula is the sum of (i) trade accounts receivables (which includes the retention amount of customers under our contracts, but excludes the standard allowance for doubtful accounts), (ii) earned, but unbilled revenue, and (iii) revenue received, but not yet earned, divided by the quotient of the total revenue divided by 365 days. Based on the recommendation of management, the Committee set threshold (75 days), target (65 days) and maximum (50 days) levels for 2007 DSO. The 2007 threshold, target and maximum DSO targets each represented an improvement from our 2006 DSO.
     The MIC Program financial and operational performance and individual performance criteria for 2007 were weighted as follows:

Net Income:	50 percent
Safety:	15 percent
Days Sales Outstanding:	15 percent
Individual Performance:	20 percent
     2007 Bonus Awards. Although the threshold net income target was not met for 2007, the Committee determined that the failure to meet the target was attributable to two significant accounting charges, including a charge related to the settlement in principle of investigations by the Department of Justice and the Securities and Exchange Commission, as well as a loss on the early extinguishment of debt related to the induced conversion of $52.5 million of our 6.5% convertible notes. Accordingly, the Committee determined that the threshold net income target was met, excluding these charges, and funded the net income component at a level between the threshold and target percentages.
     The Committee determined that the threshold target for TCIR was not met in 2007 and, accordingly, did not award any bonus amounts for this performance target.
     The Committee determined that the threshold target for DSO was met in 2007 but that the DSO did not meet the target level. Accordingly, the DSO component was funded at a level between the threshold and target percentages.
     The Committee determined that each of Messrs. Welch, Allcorn and Dalton should receive the maximum payout with respect to the 20 percent portion of the MIC Program award attributable to individual performance. The Committee’s determination was based on each of the named executive officers’ major contribution to the Company’s significant achievements in 2007, including:
•	a return to profitability in the second half of 2007;

•	the attainment of record levels of backlog;

•	the successful completion of the acquisition of Integrated Service Company LLC (“InServ”);

•	the successful completion of a public offering raising net proceeds of approximately $253.8 million to fund the InServ acquisition and for working capital; and

•	the successful negotiation of a new senior secured credit facility.
     Based on the above, the Committee awarded bonuses for 2007 under the MIC Program to Messrs. Welch, Allcorn and Dalton in the amounts of $147,578, $147,578 and $158,324, respectively. The Committee, though, elected to pay 100 percent of these bonuses in restricted stock with vesting to occur over a two-year period. Accordingly, on March 12, 2008, Messrs. Welch, Allcorn and Dalton were granted 4,440 shares, 4,440 shares and 4,750 shares, respectively, of restricted stock under our 1996 Stock Plan, which stock will vest in two equal installments on March 12, 2009 and March 12, 2010. Since the shares vest over a period of time and are subject to a risk of forfeiture, the Committee increased slightly the number of shares issued to them.
     After reviewing the 2007 marketplace survey data provided by Towers Perrin at the Committee’s December 2007 meeting, the Committee approved an increase in the target incentive awards for 2008 up to an amount which is no greater than the percentages set forth below:
Authorized Maximum Annual Bonus Target Award (Percentage of 2008 Base Salary)

	Threshold	Target	Maximum
Van A. Welch	50 percent	90 percent	125 percent
John K. Allcorn	50 percent	90 percent	125 percent
John T. Dalton	50 percent	90 percent	125 percent
The Committee further delegated to management the responsibility to evaluate the impact of such an increase on the Company’s 2008 financial performance and determine whether to lower the targeted incentive awards as appropriate. In April 2008, management elected to establish target incentive awards that are the same as the 2007 percentages. The actual target incentive awards for 2008 will be as follows:

Final Annual Bonus Target Award (Percentage of 2008 Base Salary)

	Threshold	Target	Maximum
Van A. Welch	25 percent	50 percent	100 percent
John K. Allcorn	25 percent	50 percent	100 percent
John T. Dalton	25 percent	50 percent	100 percent
In addition, the Committee replaced the net income performance metric with an earnings per share metric for 2008. The earnings per share performance metric will comprise 50 percent of the performance incentive metric award. The remaining performance metrics and individual performance criteria will carry the same weightings in 2008 as in 2007.
Long-term Equity Compensation
     In 1996, the Board of Directors and the stockholders of the Company approved the 1996 Stock Plan. The 1996 Stock Plan permits the Committee to grant various stock-based awards, including options, stock appreciation rights, restricted stock and restricted stock rights, to executive officers and key management employees of the Company based on competitive practices and the Company’s overall performance. Stock options, restricted stock and restricted stock rights awards are designed to provide grantees with the opportunity to acquire a proprietary interest in the Company and to give such persons a stronger incentive to work for our continued success. An option award may be either an incentive stock option (an “ISO”) or a non-qualified stock option (a “NSO”). The Committee takes into account management’s recommendations regarding the number of shares or options and the number of shares of restricted stock or restricted stock rights to be awarded to specific employees.
     To date, the Committee has granted ISO, NSO and restricted stock and restricted stock rights awards to executive officers and key employees from time to time. Both ISO and NSO awards entitle the employee to purchase a specified number of shares of our common stock at a specified price during a specified period. Both the ISO awards and the NSO awards have a 10-year term. Both types of awards are designed as an incentive for future performance by the creation of stockholder value over the long-term since the greatest benefit of the options is realized only if stock price appreciation occurs. Restricted stock awards are grants of a specified number of shares of our common stock in which the employee’s rights to the shares are limited until the shares vest and cease to be subject to the restrictions. The employee obtains full ownership of the unrestricted shares of stock when it vests. Restricted stock rights awards represent the right to receive shares of our common stock upon vesting. The rights are considered “restricted” because they are subject to forfeiture and restrictions on transfer prior to vesting and the related issuance of shares. Vesting of such awards may be tied to a specified time period or the achievement of certain performance goals. We use stock options, restricted stock and restricted stock rights awards as long-term incentive devices since such awards provide the clearest tie between enhanced stockholder wealth and executive pay.
     Although we may award a limited number of stock options in special situations, since 2004, we have issued primarily restricted stock and restricted stock rights to our executive officers. The Committee believes that restricted stock and restricted stock rights offer advantages over stock options, including the following:
•	Restricted stock provides an equally motivating form of incentive compensation, while enabling us to issue fewer shares, thereby reducing potential dilution.

•	Since our stock price has historically been volatile, stock options provide limited retention value, especially during periods when the strike price for our stock options exceeds the market price for our common stock.
To date, all of our restricted stock awards are time vested. We have not awarded restricted stock or restricted stock rights with performance conditions.

     In March 2007, we issued long-term equity incentive awards by granting restricted stock and restricted stock rights to our key employees, including our named executive officers, as follows:

Number of
Name	Restricted Shares
John T. Dalton	45,000
John K. Allcorn	20,000
Twenty thousand shares of restricted stock granted to Mr. Dalton will vest in equal installments over a period of four years, and the remainder will “cliff vest” on the fourth anniversary of the date of the award. All of Mr. Allcorn’s award of 20,000 shares will vest in equal installments over a period of four years.
     In evaluating the appropriate amount and value of long-term equity incentive grants to be awarded to our named executive officers, the Committee considered the fact that, unlike many of our competitors, the Company does not provide a defined benefit pension plan or excess plan for highly compensated employees, or a supplemental executive retirement plan or post-retirement health benefits. In light of Mr. Dalton’s contribution to many critical and continuing objectives of the Company, the Committee determined to award 25,000 shares with a cliff vesting feature as an additional retention device to provide further incentive for Mr. Dalton to continue his employment.
     In addition to the March 2007 awards to Messrs. Dalton and Allcorn, we awarded 100,000 shares of restricted stock to Mr. Harl in January 2007, 10,000 of which vested immediately and the remainder of which will vest in four equal annual installments and 25,000 shares of restricted stock to Mr. Welch in August 2007, which will vest in three equal annual installments. These awards were made in accordance with Mr. Harl’s and Mr. Welch’s respective employment agreements.
     In January 2008, based on market data provided by Towers Perrin, we issued long-term equity incentive awards by granting restricted stock and restricted stock rights to our key employees, including our named executive officers, as follows:

Number of
Name	Restricted Shares
John T. Dalton	18,000
John K. Allcorn	15,000
The restricted stock awards to Messrs. Dalton and Allcorn will vest in four equal annual installments.
     In addition to the January 2008 awards to Messrs. Dalton and Allcorn, we awarded 50,000 shares of restricted stock to Mr. Harl in January 2008, and will award 25,000 shares of restricted stock to Mr. Welch in August 2008, which awards will vest in three equal annual installments, each in accordance with their respective employment agreements.
     At its January 2008 meeting, in addition to the award of 50,000 shares of restricted stock required by his employment agreement, the Committee awarded Mr. Harl another 52,000 shares of restricted stock for a total of 102,000 shares for 2008. This additional award will also vest in four equal installments. The Committee decided to make the additional award after reviewing the Towers Perrin 2007 survey data, which showed that Mr. Harl’s total compensation was below the median for 2007 for CEOs. The award of additional restricted stock is intended to provide Mr. Harl with total compensation in 2008 that would place him in the 55th percentile among his peers. Assuming our financial performance continues to improve significantly and Mr. Harl continues to excel as our CEO, the Committee intends to increase his total compensation over time to the 75th percentile among his peers.
     Timing and Pricing of Stock Option Awards
     All awards of stock options under the aforementioned programs previously made and which may be made in the future are made at or above the market price at the time of the award. Any awards of stock options to executives would typically be made at the Committee’s regularly scheduled meetings in

January or March. Newly hired or promoted executives may receive awards of stock options on the date on which they are hired or promoted or on the date of a Committee meeting on or around the hire or promotion date.
     Ownership Guidelines
     At this time, we do not have any guidelines in place which require our executive officers to acquire and hold our common stock. However, our named executive officers have historically acquired and maintained a significant ownership position in our common stock.
     Retirement and Other Benefits
     We have a defined contribution plan that is funded by participating employee contributions and the Company. We match employee contributions, including contributions by our named executive officers, up to a maximum of four percent of salary, in the form of cash. All contributions in the form of our common stock were suspended in 2005, and removed as an option on January 9, 2006.
     Perquisites
     We provide our named executive officers with a limited number of perquisites that the Committee believes are reasonable and consistent with our overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites provided to our named executive officers.
     An item is not considered a perquisite if it is integrally and directly related to the performance of the executive’s duties. An item is considered a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for our convenience, unless it is generally available on a non-discriminatory basis to all employees.
We provide the following:
•	Executive Life Plan. Our executive officers may be reimbursed for up to $3,500 in premiums paid for the purchase of life insurance to meet their family needs.

•	Medical. Our executive officers are reimbursed for the expense of an annual fully comprehensive medical examination with the physician of their choice. In addition, we sponsor an executive medical program for our executive officers, which provide for reimbursement for the executive officer and eligible dependents for medical expenses not covered by the Willbros Group Medical Plan and which provides an accidental death and dismemberment benefit. The Company believes it benefits from these perquisites by encouraging our executive officers to protect their health.

•	Club memberships. Mr. Allcorn was reimbursed for certain club dues in 2007. The Company believes it benefits from this perquisite by fostering stronger relationships between our executives and clients.

•	Vehicle Fuel and Maintenance Allowance. We reimbursed some of our named executive officers in 2007 for fuel and vehicle maintenance expenses.
Severance Plan
     Change of Control
     In October 1998, the Committee approved and recommended, and the Board of Directors adopted, the Willbros Group, Inc. Severance Plan (the “Severance Plan”), effective January 1, 1999. The Board of Directors adopted the Severance Plan in lieu of entering into new employment agreements with the executive officers at that time. Since the Severance Plan was scheduled to expire on December 31, 2003, the Committee approved and recommended, and the Board of Directors adopted, a restated and amended Severance Plan (the “Restated Severance Plan”), effective September 25, 2003. Each of our executive officers is a participant in the Restated Severance Plan. The initial term of the Restated Severance Plan ended on December 31, 2006. On the last day of the initial term, and on each successive anniversary of such date, the term of the Plan is extended automatically for an additional successive one-year term, unless we give notice to the participants that no such extension shall occur.
     The Board adopted the Restated Severance Plan as part of its ongoing, periodic review of our compensation and benefits programs and in recognition of the importance to us and our stockholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. A properly designed change in control program protects stockholder interests by enhancing employee focus during rumored or actual change in control activity through:
•	incentives to remain with the Company despite uncertainties while a transaction is under consideration or pending;

•	assurance of severance and benefits for terminated employees; and

•	access to the equity component of total compensation after a change in control.
     The Restated Severance Plan provides that a participant whose employment is terminated other than for cause by the Company when a change in control of the Company is imminent or within three years after a change in control of the Company has occurred, shall be entitled to severance compensation:
•	equal to 300 percent of the participant’s annual base compensation;

•	equal to 300 percent of the participant’s greatest annual cash bonus received during the 36-month period ending on the date of the change in control;

•	equal to the aggregate annual incentive plan target opportunity that could have been earned in the year in which the termination of employment occurs;

•	that provides full vesting of all of the participant’s outstanding stock options, restricted stock awards and other equity-based awards; and

•	that extends the participant’s and his dependents’ coverage under the benefit plans for 24 months.
     The Restated Severance Plan also provides that a participant who voluntarily terminates his employment due to:
•	reduction of compensation or other benefits, including incentive plans;

•	reduction in scope of participant’s authorities, duties, or title; or

•	material change in the location of a participant’s principal place of employment by the Company, when a change in control of the Company is imminent or within 18 months after a change in control of the Company has occurred, shall be entitled to a severance payment equal to the same severance compensation discussed above applicable to the entitlement provided by termination of employment other than for cause by the Company.
     Separation
     In addition to providing severance benefits to participants whose employment is terminated in connection with a change of control, the Restated Severance Plan provides that a participant whose employment is terminated other than for cause by the Company prior to a change in control of the Company shall be entitled to a severance payment equal to 100 percent of his base salary then in effect.

A participant who receives a severance payment under the Restated Severance Plan will be subject to either a one year or two year competition restriction depending on the basis for the termination.
     Additional payments may be required or permitted in some circumstances either in accordance with the terms of an executive officer’s employment agreement or as a result of negotiations with executives. For example, in 2006, we entered into separation agreements specifying severance pay and benefits with our former executives Michael Curran, Warren Williams and Clay Etheridge.
     The benefits provided which are not in connection with a change of control, whether pursuant to the Restated Severance Plan, or an executive officer’s employment agreement or separation agreement, provide severance payments and other benefits in an amount the Company believes is appropriate, taking into account the time it is expected to take a separated employee to find another job. Separation benefits are intended to ease the consequences to an employee of an unexpected termination of employment. We benefit by requiring a general release from separated employees and from competition and/or non-solicitation restrictions.
     Tax Payments
     All taxes on severance payments made under the Restated Severance Plan are the participant’s responsibility; provided, however, the Restated Severance Plan provides that the participant is entitled to receive a payment in an amount sufficient to make the participant whole for an excise tax on excess parachute payments imposed under Section 4999 of the U.S. Internal Revenue Code.
     The effects of Section 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive’s personal compensation history. Therefore, to provide an equal level of benefit across individuals without regard to the effect of the excise tax, we determined that Section 4999 gross-up payments are appropriate for our most senior level executives.
Tax and Accounting Implications
     Policy Regarding Tax Deductibility of Executive Compensation
     Section 162(m) of the U.S. Internal Revenue Code places a $1,000,000 per person limitation on the United States tax deduction a U.S. subsidiary employer of a publicly-held corporation may take for compensation paid to the Company’s CEO and its four other highest paid executive officers, except compensation which constitutes performance-based compensation as defined by the U.S. Internal Revenue Code is not subject to the $1,000,000 limit. The Committee generally intends to grant awards under our 1996 Stock Plan consistent with the terms of Section 162(m) so that such awards will not be subject to the $1,000,000 limit. While we intend to pursue a strategy of maximizing the deductibility of compensation paid to executive officers in the future, we also intend to maintain the flexibility to take actions that we consider to be in our best interests and to take into consideration factors other than deductibility. In doing so, the Committee may utilize alternatives such as deferring compensation to qualify compensation for deductibility. If any executive officer compensation exceeds this limitation, it is expected that such cases will represent isolated, nonrecurring situations arising from special circumstances.
     Nonqualified Deferred Compensation
     On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. We believe we are operating in good faith compliance with the statutory provisions which were effective January 1, 2005 and the final regulations, which were effective January 1, 2008.

Compensation Committee Report
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management of Willbros and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
THE COMPENSATION COMMITTEE
James B. Taylor, Jr., Chairman
Michael J. Bayer
William B. Berry
Robert L. Sluder

Summary Compensation Table
     The following table summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2007 and 2006. Messrs. Harl and Welch joined Willbros on January 20, 2006 and August 28, 2006, respectively. The persons named below constitute all of the executive officers of Willbros as of December 31, 2007, who earned more than $100,000 for fiscal 2007.
     We have employment agreements with Messrs. Harl, Welch and Dalton. For additional information regarding these employment agreements, see the caption “Potential Payments Upon Termination or Change in Control — Employment Agreements” below.

								Change in
								Pension
								Value and
								Nonqualified
							Non-Equity	Deferred
					Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus		Awards	Awards	Compensation	Earnings	Compensation		Total
Principal Position	Year	($)	($)(1)		($)(2)	($)(3)	($)	($)(4)	($)(5)		($)
Robert R. Harl	2007	600,000	—	(6)	1,024,142	135,320	—	—	9,000		1,768,462
President and Chief	2006	473,718	—	(7)	180,100	135,320	—	—	38,027	(8)	827,165
Executive Officer

Van A. Welch	2007	360,503	—		467,143	87,425	— (9)	—	19,007	(10)	934,078
Senior Vice President	2006	122,053	87,500	(11	118,600	87,425	—	—	—		415,578
and Chief Financial Officer

John T. Dalton	2007	386,250	—		429,115	—	— (9)	6,466	11,702		833,533
Senior Vice President	2006	375,000	93,750	(11)	183,238	—	—	8,691	11,900		672,579
and General Counsel

John K. Allcorn	2007	360,500	—		311,608	—	— (9)	5,172	27,198	(12)	704,478
Executive Vice	2006	320,395	87,500	(11)	183,238	—	—	6,953	22,483		620,569
President

(1)	Consists of compensation paid as discretionary bonuses.

(2)	These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and 2006, computed in accordance with SFAS No. 123R, of stock awards granted pursuant to our 1996 Stock Plan and thus include amounts from stock awards granted in the fiscal year and prior years. Assumptions used in the calculation of these amounts are included in note 12 to our audited financial statements for the fiscal year ended December 31, 2007 included in our Form 10-K for the fiscal year ended December 31, 2007.

(3)	These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and 2006, computed in accordance with SFAS No. 123R, of option awards granted pursuant to our 1996 Stock Plan and thus may include amounts from option awards granted in the fiscal year and prior years. Assumptions used in the calculation of these amounts are included in note 12 to our audited financial statements for the fiscal year ended December 31, 2007 included in our Form 10-K for the fiscal year ended December 31, 2007.

(4)	Each of Messrs. Dalton and Allcorn were awarded discretionary bonuses for 2005 payable in three equal installments, with the first being paid in March 2006, the second in March 2007 and the third in March 2008. The second and third installments earn interest at the rate of 10 percent annually until the date of payment. Payment of the installments is conditioned on the continued employment of the employee on the date the installment is due. The total amount of interest earned on these deferred bonuses by Messrs. Dalton and

Allcorn for 2007 was $14,829 and $11,863, respectively. The total amount of interest earned on these deferred bonuses by Messrs. Dalton and Allcorn for 2006 was $19,932 and $15,946, respectively.

(5)	The amounts shown for 2007 include contributions by us to (a) our 401(k) plan in the amount of $9,000 for each of Messrs. Harl, Welch, Dalton and Allcorn and (b) our Executive Life Plan in the amount of $2,702 for Mr. Dalton and $2,070 for Mr. Allcorn.

Does not include the value of perquisites and other personal benefits for 2007 for each of Messrs. Harl and Dalton because the aggregate amount of his compensation for such perquisites and other personal benefits is less than $10,000. Does not include the value of perquisites and other personal benefits for 2006 for each of Messrs. Harl, Welch and Dalton because the aggregate amount of his compensation for such perquisites and other personal benefits is less than $10,000.

(6)	In lieu of any cash bonus for 2007, on March 12, 2008, Mr. Harl was granted 8,220 shares of restricted stock under our 1996 Stock Plan, which stock will vest in two equal installments on March 12, 2009 and March 12, 2010. The grant date fair value, computed in accordance with SFAS No. 123R, of the shares of restricted stock is $284,083.

(7)	In lieu of any cash bonus for 2006, on March 1, 2007, Mr. Harl was granted 50,000 shares of restricted stock under our 1996 Stock Plan, which will vest in full on the fourth anniversary of the award or March 1, 2011. The grant date fair value, computed in accordance with SFAS No. 123R, of the shares of restricted stock is $1,103,000.

(8)	Includes $29,627 for consulting services provided to us by Mr. Harl from January 1, 2006 through January 19, 2006, prior to Mr. Harl’s employment with us on January 20, 2006.

(9)	Messrs. Welch, Dalton and Allcorn earned bonuses for 2007 under our Management Incentive Compensation Program, which is based on the performance measures discussed above under the caption “Compensation Discussion and Analysis — Performance-Based Incentive Compensation,” in the amounts of $147,578, $158,324 and $147,578, respectively. We elected to pay 100 percent of these bonuses in restricted stock with vesting to occur over the next two years. Accordingly, on March 12, 2008, Messrs. Welch, Dalton and Allcorn were granted 4,440 shares, 4,750 shares and 4,440 shares, respectively, of restricted stock under our 1996 Stock Plan, which stock will vest in two equal installments on March 12, 2009 and March 12, 2010. Since the shares vest over a period of time and are subject to a risk of forfeiture, we increased slightly the number of shares issued to them. The grant date fair value, computed in accordance with SFAS No. 123R, of the shares of restricted stock granted to Messrs. Welch, Dalton and Allcorn is $153,446, $164,160 and $153,446, respectively.

(10)	In addition to the item included in footnote (5) above, the amount for Mr. Welch also includes the cost to us attributable to contributions by us to our Executive Medical Plan and a vehicle fuel and maintenance allowance.

(11)	When considering discretionary bonuses for 2006 for Messrs. Welch, Allcorn and Dalton, we elected to pay 50 percent of the bonus in cash and the remaining 50 percent in restricted stock with vesting to occur over the next two years. Accordingly, on March 1, 2007, Messrs. Welch, Allcorn and Dalton were granted 3,966 shares, 3,966 shares, and 4,250 shares, respectively, of restricted stock under our 1996 Stock Plan, which stock will vest in two equal installments on March 1, 2008 and March 1, 2009. The amounts shown for Messrs. Welch, Allcorn and Dalton represent the cash portion of the bonus only and do not include the stock portion. The grant date fair value, computed in accordance with SFAS No. 123R, of the shares of restricted stock granted to Messrs. Welch, Allcorn and Dalton is $87,490, $87,490, and $93,755, respectively.

(12)	In addition to the items included in footnote (5) above, the amount for Mr. Allcorn also includes the cost to us attributable to contributions by us to our Executive Medical Plan, a vehicle fuel and maintenance allowance and club memberships.

Grants of Plan-Based Awards During 2007
     The following table provides information about stock and option awards and non-equity and equity incentive plan awards granted to our named executive officers during the year ended December 31, 2007. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized.

												All Other	All Other
												Stock	Option
												Awards:	Awards:		Grant Date
									Estimated Future Payouts Under			Number of	Number of	Exercise or	Fair Value
			Estimated Possible Payouts Under						Equity Incentive Plan			Shares of	Securities	Base Price	of Stock
			Non-Equity Incentive Plan Awards						Awards			Stock	Underlying	of Option	and Option
	Grant	Approval	Threshold		Target		Maximum		Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	Date	($)		($)		($)		($)	($)	($)	(#)(1)	(#)	($/Sh)	($)
Robert R. Harl	1/1/07	12/27/06	—		—		—		—	—	—	100,000	—	—	1,890,000
	3/1/07	3/1/07	—		—		—		—	—	—	50,000	—	—	1,103,000
	—	—	375,000	(2)	562,500	(2)	750,000	(2)	—	—	—	—	—	—	—

Van A. Welch	3/1/07	3/1/07	—		—		—		—	—	—	3,966	—	—	87,490
	8/28/07	8/28/07	—		—		—		—	—	—	25,000	—	—	674,000
	—	—	91,001	(3)	182,002	(3)	364,004	(3)	—	—	—	—	—	—	—

John T. Dalton	3/1/07	3/1/07	—		—		—		—	—	—	4,250	—	—	93,775
	3/1/07	3/1/07	—		—		—		—	—	—	20,000	—	—	441,200
	3/1/07	3/1/07	—		—		—		—	—	—	25,000	—	—	551,500
	—	—	97,500	(3)	195,000	(3)	390,000	(3)	—	—	—	—	—	—	—

John K. Allcorn	3/1/07	3/1/07	—		—		—		—	—	—	3,966	—	—	87,490
	3/1/07	3/1/07	—		—		—		—	—	—	20,000	—	—	441,200
	—	—	91,000	(3)	182,000	(3)	364,000	(3)	—	—	—	—	—	—	—

(1)	These stock awards were granted under our 1996 Stock Plan and are described in the Outstanding Equity Awards at Fiscal Year-End for 2007 table below.

(2)	Under Mr. Harl’s employment agreement, during 2007 he could have earned a cash bonus of up to 125 percent of his base salary (or $750,000) if certain net income target performance goals were achieved. The net income target performance goal is generally defined as the line item designated as such in our annual budget for 2007 as approved by the Board of Directors before deducting any net income performance bonus payable to Mr. Harl and/or otherwise to employees.

(3)	Represent the range of payouts for 2007 performance under our Management Incentive Compensation Program as described above in “Compensation Discussion and Analysis” under the section titled “Performance-Based Incentive Compensation — Management Incentive Compensation Program.” If the performance criteria is met, payouts can range from 25 percent of the executive officer’s 2007 annual base salary at the threshold level to 100 percent of base salary at the maximum level with the target level payout set at 50 percent of base salary.

Outstanding Equity Awards at Fiscal Year-End for 2007
     The following table summarizes the option and stock awards that we have made to our named executive officers, which are outstanding as of December 31, 2007.

Stock Awards
Equity
	Option Awards							Equity	Incentive
			Equity					Incentive	Plan
			Incentive					Plan	Awards:
			Plan					Awards:	Market or
			Awards:				Market	Number of	Payout Value
	Number of	Number of	Number of			Number of	Value of	Unearned	of Unearned
	Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			Units of	Units of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)(1)	(#)	($)
Robert R. Harl	40,000	60,000 (2)	—	18.01	1/19/16	147,500 (3)	5,647,775	—	—

Van A. Welch	12,500	37,500 (4)	—	17.79	8/27/16	48,966 (5)	1,874,908	—	—

John T. Dalton	2,000	—	—	14.94	2/22/08	65,500 (6)	2,507,995	—	—
	50,000	—	—	7.26	10/29/12	—	—	—	—

John K. Allcorn	50,000	—	—	15.00	11/26/11	40,216 (7)	1,539,871	—	—

(1)	Based on the closing price of our common stock on December 31, 2007 ($38.29), as reported on the New York Stock Exchange.

(2)	These options become exercisable in three equal installments of 20,000 shares each on December 31 of 2008, 2009 and 2010.

(3)	These shares of restricted stock vest as follows: 32,500 shares on each of December 31, 2008, 2009 and 2010 and 50,000 shares on March 1, 2011.

(4)	These options become exercisable in three equal installments of 12,500 shares each on August 28 of 2008, 2009 and 2010.

(5)	These shares of restricted stock vest as follows: 20,000 shares on January 1, 2008, 1,983 shares on March 1, 2008, 8,333 shares on August 28, 2008, 1,983 shares on March 1, 2009, 8,333 shares on August 28, 2009 and 8,334 shares on August 28, 2010.

(6)	These shares of restricted stock vest as follows: 3,750 shares on January 12, 2008, 6,250 shares on January 18, 2008, 7,125 shares on March 1, 2008, 6,250 shares on January 18, 2009, 7,125 shares on March 1, 2009, 5,000 shares on March 1, 2010 and 30,000 shares on March 1, 2011.

(7)	These shares of restricted stock vest as follows: 3,750 shares on January 12, 2008, 6,250 shares on January 18, 2008, 6,983 shares on March 1, 2008, 6,250 shares on January 18, 2009, 6,983 shares on March 1, 2009, 5,000 shares on March 1, 2010 and 5,000 shares on March 1, 2011.

Option Exercises and Stock Vested During 2007
     The following table provides information about the value realized by our named executive officers upon exercise of option awards and vesting of stock awards during the year ended December 31, 2007.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)
Robert R. Harl	—	—	42,500	1,433,425

Van A. Welch	—	—	20,000	378,000

John T. Dalton	—	—	10,000	210,538

John K. Allcorn	—	—	10,000	210,538

(1)	Amounts, if any, reflect the difference between the exercise price of the option and the market price of the underlying shares at the time of exercise.

(2)	Amounts reflect the market value of the stock on the day the stock vested.
Nonqualified Deferred Compensation for 2007
     The following table provides information with respect to nonqualified deferred compensation of our named executive officers.

		Registrant		Aggregate
	Executive Contributions	Contributions in Last	Aggregate Earnings	Withdrawals /		Aggregate Balance at
	in Last Fiscal Year	Fiscal Year	in Last Fiscal Year	Distributions		Last Fiscal Year-End
Name	($)	($)	($ )	($)		($)
Robert R. Harl	—	—	—	—		—

Van A. Welch	—	—	—	—		—

John T. Dalton	—	—	14,829 (1)	137,295	(1)(2)	147,466	(1)(3)

John K. Allcorn	—	—	11,863 (1)	109,836	(1)(2)	117,973	(1)(3)

(1)	Each of Messrs. Dalton and Allcorn were awarded discretionary bonuses for 2005 ($375,000 for Mr. Dalton and $300,000 for Mr. Allcorn) payable in three equal installments, with the first being paid in March 2006, the second in March 2007 and the third in March 2008. The second and third installments, which are unfunded, earn interest at the rate of 10 percent annually until the date of payment. Payment of the installments, including interest, is conditioned on the continued employment of the employee on the date the installment is due. $6,466 of the $14,829 in earnings for Mr. Dalton and $5,172 of the $11,863 in earnings for Mr. Allcorn were reported in the Summary Compensation Table above in fiscal year 2007.

(2)	Represents payment of the second bonus installment and accrued interest on that installment.

(3)	Of the amounts shown for Mr. Dalton and Mr. Allcorn, $134,795 and $107,836, respectively, were reported in our Summary Compensation Table for years prior to 2007.

Potential Payments Upon Termination or Change in Control
     The following tables show potential payments to our named executive officers under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change in control or termination of each of such named executive officers, assuming a December 31, 2007 termination date and, where applicable, using the closing price of our common stock of $38.29 (as reported on the New York Stock Exchange) as of December 31, 2007. These amounts are estimates only. The actual amounts to be paid out can only be determined at the time of such officer’s separation from us.
Robert R. Harl

							Involuntary or
Executive Benefits and				Involuntary			Good Reason
Payments	Voluntary	Early	Normal	Not for Cause		For Cause	Termination		Death or
Upon Termination	Termination	Retirement	Retirement(1)	Termination		Termination	(Change in Control)		Disability
Compensation:
Base Salary ($600,000)	$0	$0	$0	$2,100,000	(2)	$0	$2,100,000	(3)	$0
Short-term Incentive	$0	$0	$0	$3,150,000	(4)	$0	$3,150,000	(5)	$750,000	(6)
Long-term Incentives
Stock Options Unvested and Accelerated	$0	$0	$0	$0		$0	$1,216,800	(7)	$0
Restricted Stock Unvested and Accelerated	$0	$0	$0	$5,647,775	(8)	$0	$5,647,775	(8)	$5,647,775	(8)
Benefits and Perquisites:
Post-Retirement Health & Insurance Continuation (PRH&IC)(9)	$0	$0	$0	$30,205		$0	$30,205		$0
PRH&IC Tax Gross-up	$0	$0	$0	$0		$0	$10,405	(10)	$0
280G Tax Gross-up	$0	$0	$0	$0		$0	$14,878,786	(11)	$0
Total	$0	$0	$0	$10,927,980		$0	$27,033,971		$6,397,775

(1)	Under our retirement policies, Mr. Harl was not eligible for retirement on December 31, 2007.

(2)	Under his employment agreement, Mr. Harl would be entitled to his base salary for the remainder of the term of such agreement (through December 31, 2010).

(3)	Under his employment agreement, Mr. Harl would be entitled to his base salary for the remainder of the term of such agreement (through December 31, 2010).

(4)	Under his employment agreement, Mr. Harl would be entitled to the maximum cash bonus for which he is eligible ($1,050,000 per year based on the achievement of certain performance goals) for each uncompleted year of the term of the agreement if his employment were terminated involuntarily other than for cause.

(5)	Under his employment agreement, Mr. Harl would be entitled to the maximum cash bonus for which he is eligible for each uncompleted year of the term of the agreement if his employment were terminated involuntarily due to a change in control.

(6)	Under his employment agreement, in the event of his death or disability during employment with us, Mr. Harl or his dependents, beneficiaries or estate, as the case may be, would be entitled to the maximum bonus for which Mr. Harl was eligible for the year of his termination as if all performance goals upon which his bonus was contingent had been met.

(7)	Under his employment agreement, Mr. Harl was awarded 100,000 stock options on January 20, 2006. 40,000 of those options have vested as of December 31, 2007, and the vesting of the remaining 60,000 options would be accelerated to December 31, 2007, if his employment were terminated involuntarily as a result of a change in control occurring on December 31, 2007.

(8)	At various times Mr. Harl has been awarded an aggregate of 200,000 shares of restricted stock. 147,500 of those shares were unvested as of December 31, 2007. The vesting of those 147,500 shares would be accelerated to December 31, 2007.

(9)	Under his employment agreement, Mr. Harl would be entitled to continuation of health and insurance benefit coverage at the same cost to him at the time of termination for the remainder of his employment term. The amount reflected is the employer cost for continuation of his coverage under our dental, medical, life, long-term disability and accidental death and dismemberment group insurance policies. The amount was determined by assuming that the rate of cost increases for such benefits equals the discount rate applicable to reduce the amount to present value as of December 31, 2007.

(10)	Under our severance plan, in the event his termination results from a change in control, Mr. Harl would be eligible for reimbursement of the taxes payable by him with respect to 24 months of PRH&IC that would not be payable were he still an employee.

(11)	Under our severance plan, Mr. Harl is eligible for reimbursement of all excise taxes that are imposed on him under Section 4999 and any income and excise taxes that are payable by him as a result of any reimbursements for Section 4999 excise taxes. The total Section 4999 tax gross-up amount in the table assumes that the executive is entitled to a full reimbursement by us of (i) any excise taxes that are imposed on him as a result of the change in control, (ii) any income and excise taxes imposed on him as a result of our reimbursement of the excise tax amount and (iii) any additional income and excise taxes that are imposed on him as a result of our reimbursement of him for any excise or income taxes. The calculation of the Section 4999 gross-up amount in the table is based upon a Section 4999 excise tax rate of 20 percent, a 35 percent federal income tax rate, and a 1.45 percent Medicare tax rate. For purposes of the Section 4999 calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the non-competition restrictions to which he is subject as a condition to certain payments.
Van A. Welch

							Involuntary or
Executive Benefits and				Involuntary			Good Reason
Payments	Voluntary	Early	Normal	Not for Cause		For Cause	Termination		Death or
Upon Termination	Termination	Retirement	Retirement(1)	Termination		Termination	(Change in Control)		Disability
Compensation:
Base Salary ($364,000)	$0	$0	$0	$1,328,600	(2)	$0	$1,328,600	(3)	$0
Short-term Incentive	$0	$0	$0	$1,442,000	(4)	$0	$1,442,000	(5)	$350,000	(6)
Long-term Incentives
Stock Options Unvested and Accelerated	$0	$0	$0	$768,750	(7)	$0	$768,750	(7)	$768,750	(7)
Restricted Stock Unvested and Accelerated	$0	$0	$0	$4,746,658	(8)	$0	$4,746,658	(8)	$4,746,658	(8)
Benefits and Perquisites:
Post-Retirement Health & Insurance Continuation (PRH&IC)(9)	$0	$0	$0	$36,590		$0	$36,590		$0
PRH&IC Tax Gross-up	$0	$0	$0	$0		$0	$10,405	(10)	$0
280G Tax Gross-up	$0	$0	$0	$0		$0	$10,339,191	(11)	$0
Total	$0	$0	$0	$8,322,598		$0	$18,672,194		$5,865,408

(1)	Under our retirement policies, Mr. Welch was not eligible for retirement on December 31, 2007.

(2)	Under his employment agreement, Mr. Welch would be entitled to his base salary for the remainder of the term of such agreement (through August 27, 2011).

(3)	Under his employment agreement, Mr. Welch would be entitled to his base salary for the remainder of the term of such agreement (through August 27, 2011).

(4)	Under his employment agreement, Mr. Welch would be entitled to the maximum cash bonus for which he is eligible (an annual amount equal to his base salary) for each uncompleted year of the term of the agreement if his employment were terminated involuntarily other than for cause.

(5)	Under his employment agreement, Mr. Welch would be entitled to the maximum cash bonus for which he is eligible for each uncompleted year of the term of the agreement if his employment were terminated involuntarily due to a change in control.

(6)	Under his employment agreement, in the event of his death or disability during employment with us, Mr. Welch or his dependents, beneficiaries or estate, as the case may be, would be entitled to the maximum bonus for which Mr. Welch was eligible for the year of his termination as if all performance goals upon which his bonus was contingent had been met.

(7)	Under his employment agreement, Mr. Welch would immediately vest in 37,500 stock options granted to him on August 28, 2006.

(8)	Under his employment agreement, Mr. Welch would be entitled to the accelerated vesting and granting and vesting of 123,966 shares of restricted stock.

(9)	Under his employment agreement, Mr. Welch would be entitled to continuation of health and insurance benefit coverage at the same cost to him at the time of termination for the remainder of his employment term. The amount reflected is the employer cost for continuation of his coverage under our dental, medical, life, long-term disability and accidental death and dismemberment group insurance policies. The amount was determined by assuming that the rate of cost increases for such benefits equals the discount rate applicable to reduce the amount to present value as of December 31, 2007.

(10)	Under our severance plan, in the event his termination results from a change in control, Mr. Welch would be eligible for reimbursement of the taxes payable by him with respect to 24 months of PRH&IC that would not be payable were he still an employee.

(11)	Under our severance plan, Mr. Welch is eligible for reimbursement of all excise taxes that are imposed on him under Section 4999 and any income and excise taxes that are payable by him as a result of any reimbursements for Section 4999 excise taxes. The total Section 4999 tax gross-up amount in the table assumes that the executive is entitled to a full reimbursement by us of (i) any excise taxes that are imposed on him as a result of the change in control, (ii) any income and excise taxes imposed on him as a result of our reimbursement of the excise tax amount and (iii) any additional income and excise taxes that are imposed on him as a result of our reimbursement of him for any excise or income taxes. The calculation of the Section 4999 gross-up amount in the table is based upon a Section 4999 excise tax rate of 20 percent, a 35 percent federal income tax rate, and a 1.45 percent Medicare tax rate. For purposes of the Section 4999 calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the non-competition restrictions to which he is subject as a condition to certain payments.
John K. Allcorn

						Involuntary or
Executive Benefits and				Involuntary		Good Reason
Payments	Voluntary	Early	Normal	Not for Cause	For Cause	Termination		Death or
Upon Termination	Termination	Retirement	Retirement(1)	Termination	Termination	(Change in Control)		Disability
Compensation:
Base Salary ($364,000)	$0	$0	$0	$364,000 (2)	$0	$1,092,000	(3)	$0
Short-term Incentive	$0	$0	$0	$0	$0	$1,467,500	(4)	$0
Long-term Incentives
Stock Options Unvested and Accelerated	$0	$0	$0	$0	$0	$0		$0
Restricted Stock Unvested and Accelerated	$0	$0	$0	$1,539,871 (5)	$0	$1,539,871	(6)	$1,539,871 (7)
Benefits and Perquisites:
Post-Retirement Health & Insurance Continuation (PRH&IC)	$0	$0	$0	$0	$0	$18,141	(8)	$0
PRH&IC Tax Gross-up	$0	$0	$0	$0	$0	$10,405	(9)	$0
280G Tax Gross-up	$0	$0	$0	$0	$0	$4,813,254	(10)	$0
Total	$0	$0	$0	$1,903,871	$0	$8,941,171		$1,539,871

(1)	Under our retirement policies, Mr. Allcorn was not eligible for retirement on December 31, 2007.

(2)	Under our severance plan, Mr. Allcorn would be entitled to a payment equal to 100 percent of his base salary if he were terminated involuntarily other than for cause.

(3)	Under our severance plan, Mr. Allcorn would be entitled to a payment equal to three times his base salary at the time of termination.

(4)	Under our severance plan, Mr. Allcorn would be entitled to a payment equal to three times the largest annual bonus awarded to him in the 36 months preceding his termination ($372,500 x 3) plus a cash payment equal to his target opportunity under our Management Incentive Compensation Plan prorated for the part of 2007 to his termination date (which is deemed to be December 31, 2007) ($350,000) if his employment were terminated involuntarily in connection with a change in control.

(5)	Under the award agreements whereby Mr. Allcorn was awarded shares of restricted stock, the vesting of 40,216 of those shares would be accelerated if his employment were terminated involuntarily other than for cause.

(6)	Under our severance plan, the vesting of 40,216 shares of restricted stock awarded to Mr. Allcorn would be accelerated if his employment were terminated involuntarily in connection with a change in control.

(7)	Under the award agreements, the vesting of 40,216 shares of restricted stock awarded to Mr. Allcorn would be accelerated if his employment were terminated by reason of his death or disability.

(8)	Under our severance plan, in the event his termination results from a change in control, Mr. Allcorn would be entitled to continued coverage of his certain insurance benefits for 24 months at the same expense to him as if he were an employee. The amount reflected is our cost for continuation of his coverage under our dental, medical, life, long-term disability and accidental death and dismemberment group insurance policies. The amount was determined by assuming that the rate of cost increases for such benefits equals the discount rate applicable to reduce the amount to present value as of December 31, 2007.

(9)	Under our severance plan, in the event his termination results from a change in control, Mr. Allcorn would be eligible for reimbursement of the taxes payable by him with respect to 24 months of PRH&IC that would not be payable were he still an employee.

(10)	Under our severance plan, Mr. Allcorn is eligible for reimbursement of all excise taxes that are imposed on him under Section 4999 and any income and excise taxes that are payable by him as a result of any reimbursements for Section 4999 excise taxes. The total Section 4999 tax gross-up amount in the table assumes that the executive is entitled to a full reimbursement by us of (i) any excise taxes that are imposed on him as a result of the change in control, (ii) any income and excise taxes imposed on him as a result of our reimbursement of the excise tax amount and (iii) any additional income and excise taxes that are imposed on him as a result of our reimbursement of him for any excise or income taxes. The calculation of the Section 4999 gross-up amount in the table is based upon a Section 4999 excise tax rate of 20 percent, a 35 percent federal income tax rate, and a 1.45 percent Medicare tax rate. For purposes of the Section 4999 calculation it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the non-competition restrictions to which he is subject as a condition to certain payments.
John T. Dalton

							Involuntary or
Executive Benefits and				Involuntary			Good Reason
Payments	Voluntary	Early	Normal	Not for Cause		For Cause	Termination		Death or
Upon Termination	Termination	Retirement	Retirement(1)	Termination		Termination	(Change in Control)		Disability
Compensation:
Base Salary ($390,000)	$0	$0	$0	$1,493,700	(2)	$0	$1,493,700	(3)	$0
Short-term Incentive	$0	$0	$0	$1,545,000	(4)	$0	1,545,000	(5)	$375,000	(6)
Long-term Incentives
Stock Options Unvested and Accelerated	$0	$0	$0	$0		$0	$0		$0
Restricted Stock Unvested and Accelerated	$0	$0	$0	$2,507,995	(7)	$0	$2,507,995	(7)	$2,507,995	(7)
Benefits and Perquisites:
Post-Retirement Health & Insurance Continuation (PRH&IC)(8)	$0	$0	$0	$22,125		$0	$22,125		$0
PRH&IC Tax Gross-up	$0	$0	$0	$0		$0	$5,505	(9)	$0
280G Tax Gross-up	$0	$0	$0	$0		$0	$6,617,074	(10)	$0
Total	$0	$0	$0	$5,568,820		$0	$12,191,399		$2,882,995

(1)	Under our retirement policies, Mr. Dalton was not eligible for retirement on December 31, 2007.

(2)	Under his employment agreement, Mr. Dalton would not be entitled to his base salary for the remainder of the term of such agreement (through October 31, 2011).

(3)	Under his employment agreement, Mr. Dalton would be entitled to his base salary for the remainder of the term of such agreement (through October 31, 2011).

(4)	Under his employment agreement, Mr. Dalton would be entitled to the maximum cash bonus for which he is eligible (an annual amount equal to his base salary) for each uncompleted year of the term of the agreement if his employment were terminated involuntarily other than for cause.

(5)	Under his employment agreement, Mr. Dalton would be entitled to the maximum cash bonus for which he is eligible for each uncompleted year of the term of the agreement if his employment were terminated involuntarily due to a change in control.

(6)	Under his employment agreement, in the event of his death or disability during employment with us, Mr. Dalton or his dependents, beneficiaries or estate, as the case may be, would be entitled to the maximum bonus for which Mr. Dalton was eligible for the year of his termination as if all performance goals upon which his bonus was contingent had been met.

(7)	Mr. Dalton would be entitled to the accelerated vesting of 65,500 shares of restricted stock.

(8)	Under his employment agreement, Mr. Dalton would be entitled to continuation of health and insurance benefit coverage at the same cost to him at the time of termination for the remainder of his employment term. The amount reflected is the employer cost for continuation of his coverage under our dental, medical, life, long-term disability and accidental death and dismemberment group insurance policies. The amount was determined by assuming that the rate of cost increases for such benefits equals the discount rate applicable to reduce the amount to present value as of December 31, 2007.

(9)	Under our severance plan, in the event his termination results from a change in control, Mr. Dalton would be eligible for reimbursement of the taxes payable by him with respect to 24 months of PRH&IC that would not be payable were he still an employee.

(10)	Under our severance plan, Mr. Dalton is eligible for reimbursement of all excise taxes that are imposed on him under Section 4999 and any income and excise taxes that are payable by him as a result of any reimbursements for Section 4999 excise taxes. The total Section 4999 tax gross-up amount in the table assumes that the executive is entitled to a full reimbursement by us of (i) any excise taxes that are imposed on him as a result of the change in control, (ii) any income and excise taxes imposed on him as a result of our reimbursement of the excise tax amount and (iii) any additional income and excise taxes that are imposed on him as a result of our reimbursement of him for any excise or income taxes. The calculation of the Section 4999 gross-up amount in the table is based upon a Section 4999 excise tax rate of 20 percent, a 35 percent federal income tax rate, and a 1.45 percent Medicare tax rate. For purposes of the Section 4999 calculation it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the non-competition restrictions to which he is subject as a condition to certain payments.
     Employment Agreements. We have entered into employment agreements with the following named executive officers: Robert R. Harl, Van A. Welch and John T. Dalton.
     Robert R. Harl. We entered into an employment agreement with Mr. Harl on January 20, 2006, as amended June 16, 2006 and January 15, 2008. The term of the agreement is approximately five years, commencing on January 20, 2006, and ending on December 31, 2010 (the “Employment Period”). Beginning January 20, 2006 through December 31, 2006, Mr. Harl earned a base salary of $500,000 per year. Such base salary increased to $600,000 for the period January 1, 2007 through December 31, 2007, and to $700,000 for each calendar year beginning after December 31, 2007 through the end of the Employment Period.
     Additionally, Mr. Harl may earn a cash bonus of up to:
•	100 percent of his base salary (or $500,000) for 2006;

•	125 percent of his base salary (or $750,000) for 2007; and

•	150 percent of his base salary (or $1,050,000), for each remaining calendar year during the Employment Period, if certain net income target performance objectives approved by the Board of Directors are achieved. The net income target performance goal is generally defined as the line item designated as such in our annual budget for the year 2006, 2007, 2008, 2009 and 2010, respectively, as approved by the Board of Directors for the relevant year, before deducting any net income performance bonuses payable to Mr. Harl and/or otherwise to employees.
     Under the terms of the agreement, Mr. Harl has been and in the future will be granted stock options and restricted stock under our 1996 Stock Plan as follows:
•	On January 20, 2006, non-qualified stock options for 100,000 shares, with vesting to occur in five equal annual installments on December 31 of 2006, 2007, 2008, 2009 and 2010;

•	On January 20, 2006, 50,000 shares of restricted stock, with vesting to occur in five equal annual installments on December 31 of 2006, 2007, 2008, 2009 and 2010;

•	On January 1, 2007, 100,000 shares of restricted stock, of which 10,000 shares vest as of the date of issuance and vesting for the remaining shares to occur in four equal installments on December 31 of 2007, 2008, 2009 and 2010;

•	On January 1, 2008, 50,000 shares of restricted stock, with vesting to occur in three equal installments on December 31 of 2008, 2009 and 2010;

•	On January 1, 2009, 50,000 shares of restricted stock, with vesting to occur in two equal installments on December 31 of 2009 and 2010; and

•	On January 1, 2010, 50,000 shares of restricted stock, with full vesting to occur on December 31, 2010.
     Pursuant to the agreement, in the event Mr. Harl’s employment is terminated by us due to a change in control (as defined in our severance plan, as amended and restated effective September 25, 2003) during the calendar year 2006, he will be entitled, among other things, to:
•	continue receiving his base salary during the remainder of the calendar year 2006,

•	the immediate vesting of all restricted stock and stock options awarded to him on January 20, 2006, and

•	the maximum available amount of his unearned bonus for calendar year 2006 as if he had satisfied the performance goals for calendar year 2006.
In the event Mr. Harl’s employment is terminated by us without cause, or due to a constructive discharge, or due to a change in control after December 31, 2006, he will be entitled, among other things, to:
•	continue receiving his base salary during the remainder of the Employment Period, and

•	the maximum available amount of his unearned bonuses as if he had satisfied the performance goals for each of the uncompleted years remaining in the Employment Period at the time of termination.
If Mr. Harl voluntarily resigns or is terminated by us for cause, he will receive his base salary through the date of termination and no cash bonuses for any years remaining in the Employment Period which have not yet ended as of the date of termination. If termination occurs by reason of Mr. Harl’s death or disability, he will receive:
•	his base salary through the date of death or termination, and

•	the maximum amount available for a cash bonus in the year of his death or termination by reason of disability as if he had satisfied the performance goals for such year (but not for later years during the Employment Period).
In such cases, after December 31, 2006, Mr. Harl is also entitled to such benefits as are provided under our severance plan, if any; provided, however, that the value of any compensation and/or benefits payable under the severance plan shall not be duplicative of any amounts paid under the agreement, and such amounts payable under the severance plan shall be offset against the value of any compensation or benefits payable to him under the agreement, and vice versa. In such cases other than voluntary resignation or termination by us for cause, Mr. Harl is further entitled to immediate vesting or immediate granting and vesting, as the case may be, of the awards of restricted stock and stock options described above.
     Pursuant to the agreement, during the Employment Period and for a period of one year thereafter, Mr. Harl will not compete with the businesses of us and our affiliates.
     Van A. Welch. We entered into an employment agreement with Mr. Welch on August 28, 2006. The term of the agreement is five years, commencing on August 28, 2006, and ending on August 27, 2011

(the “Employment Period”). During the Employment Period, Mr. Welch will earn a base salary of $350,000 per year. Mr. Welch will be eligible for increases in such base salary during the Employment Period.
     Additionally, Mr. Welch will be eligible for bonus consideration annually at the sole discretion of the Board of Directors. The maximum annual bonus for which Mr. Welch is eligible is an amount equal to his base salary.
     Under the terms of the agreement, Mr. Welch has been granted stock options and awarded shares of restricted stock and in the future will be awarded shares of restricted stock under our 1996 Stock Plan as follows:
•	On August 28, 2006, non-qualified stock options for 50,000 shares, with vesting to occur in four equal annual installments on August 28 of 2007, 2008, 2009 and 2010;

•	On August 28, 2006, 40,000 shares of restricted stock, with vesting to occur in two equal installments on January 1 of 2007 and 2008;

•	On August 28, 2007, 25,000 shares of restricted stock, with vesting to occur in approximately three equal annual installments on August 28 of 2008, 2009 and 2010;

•	On August 28, 2008, 25,000 shares of restricted stock, with vesting to occur in approximately three equal annual installments on August 28 of 2009, 2010 and 2011;

•	On August 28, 2009, 25,000 shares of restricted stock, with vesting to occur in two equal annual installments on August 28 of 2010 and 2011; and

•	On August 28, 2010, 25,000 shares of restricted stock, with full vesting to occur on August 28, 2011.
     Pursuant to the agreement, in the event Mr. Welch’s employment is terminated by us without cause, or due to a constructive discharge or due to a change in control (as defined in our severance plan, as amended and restated effective September 25, 2003, as such may be further amended) he will be entitled, among other things, to:
•	continue receiving his base salary during the remainder of the Employment Period, and

•	the maximum available amount of his unearned bonuses for which he is eligible as if he had satisfied the performance goals, if any, for each of the uncompleted years remaining in the Employment Period at the time of termination.
If Mr. Welch voluntarily resigns or is terminated by us for cause, he will receive, among other things, his base salary through the date of termination, but shall not be entitled to any cash bonuses for any years remaining in the Employment Period that have not yet ended as of the date of termination. If termination occurs by reason of Mr. Welch’s disability or death, he or his beneficiaries, as the case may be, will receive, among other things,
•	his base salary through the date of termination by reason of disability or death, and

•	the maximum amount available for a cash bonus for which he is eligible in the year of his termination or death as if he had satisfied the performance goals, if any, for such year (but not for later years during the Employment Period).
In such cases, Mr. Welch is also entitled to such benefits as are provided under our severance plan, if any; provided, however, that the value of any compensation and/or benefits payable under the severance plan shall not be duplicative of any amounts paid under the agreement, and such amounts payable under the severance plan shall be offset against the value of any compensation or benefits payable to him under the agreement, and vice versa. In such cases other than voluntary resignation or termination by us for cause, Mr. Welch is further entitled to immediate vesting or immediate granting and vesting, as the case may be, of the awards of restricted stock and stock options described above.

     Pursuant to the agreement, during the Employment Period, Mr. Welch will not compete with the businesses of us and our affiliates.
     John T. Dalton. We entered into an employment agreement with Mr. Dalton on November 1, 2006. The term of the agreement is five years, commencing on November 1, 2006, and ending on October 31, 2011 (the “Employment Period”). During the Employment Period, Mr. Dalton will earn a base salary of $375,000 per year. Mr. Dalton will be eligible for increases in such base salary during the Employment Period.
     Additionally, Mr. Dalton will be eligible for bonus consideration annually at the sole discretion of the Board of Directors. The maximum annual bonus for which Mr. Dalton is eligible is an amount equal to his base salary.
     Under the terms of the agreement, Mr. Dalton will continue to be eligible to receive, at the sole discretion of the Compensation Committee of the Board of Directors, awards of restricted stock and stock options under our 1996 Stock Plan.
     Pursuant to the agreement, in the event Mr. Dalton’s employment is terminated by us without cause, or due to a constructive discharge or due to a change in control (as defined in our severance plan as amended and restated effective September 25, 2003, as such may be further amended and/or extended), he will be entitled, among other things, to:
•	continue receiving his base salary during the remainder of the Employment Period, and

•	the maximum available amount of his unearned bonuses for which he is eligible as if he had satisfied the performance goals, if any, for each of the uncompleted years remaining in the Employment Period at the time of termination.
If Mr. Dalton voluntarily resigns or is terminated by us for cause, he will receive, among other things, his base salary through the date of termination, but shall not be entitled to any cash bonuses for any years remaining in the Employment Period that have not yet ended as of the date of termination. If termination occurs by reason of Mr. Dalton’s disability or death, he or his beneficiaries, as the case may be, will receive, among other things,
•	his base salary through the date of termination by reason of disability or death, and

•	the maximum amount available for a cash bonus for which he is eligible in the year of his termination or death as if he had satisfied the performance goals, if any, for such year (but not for later years during the Employment Period).
In such cases, Mr. Dalton is also entitled to such benefits as are provided under our severance plan, if any; provided, however, that the value of any compensation and/or benefits payable under the severance plan shall not be duplicative of any amounts paid under the agreement, and such amounts payable under the severance plan shall be offset against the value of any compensation or benefits payable to him under the agreement, and vice versa.
     Pursuant to the agreement, during the Employment Period, Mr. Dalton will not compete with the businesses of us and our affiliates.
     Severance Plan. During 2007, each of the named executive officers was a participant in our severance plan, as amended and restated effective September 25, 2003. The initial term of the severance plan ended on December 31, 2006. On the last day of such initial term, and on each successive anniversary of such date, the term of the plan is extended automatically for an additional successive one-year term, unless we give notice to the participants that no such extension shall occur. We did not give such notice and thus the plan has been extended.
The severance plan provides that a participant whose employment is terminated other than for cause by us when a change in control of us is imminent or within three years after a change in control of us has occurred, will be entitled to severance compensation

•	equal to 300 percent of the participant’s annual base compensation;

•	equal to 300 percent of the participant’s greatest annual cash bonus received during the 36-month period ending on the date of the change in control;

•	equal to the aggregate annual incentive plan target opportunity that could have been earned in the year termination of employment occurs;

•	that provides full vesting of all of the participant’s outstanding stock options, restricted stock awards and other equity-based awards; and

•	that extends the participant’s and his dependents’ coverage under the benefit plans for 24 months.
     The severance plan also provides that a participant who voluntarily terminates his employment due to:
•	reduction of compensation or other benefits, including incentive plans,

•	reduction in scope of the participant’s authorities, duties, or title, or

•	material change in the location of the participant’s principal place of employment by us, when a change in control of us is imminent or within 18 months after a change in control of us has occurred, will be entitled to a severance payment equal to the same severance compensation discussed above applicable to the entitlement provided by termination of employment by us other than for cause.
     Finally, the severance plan provides that a participant whose employment is terminated by us other than for cause prior to a change in control of us shall be entitled to a severance payment equal to 100 percent of his base salary then in effect. A participant who receives a severance payment under the severance plan will be subject to either a one year or two year competition restriction depending on the basis for the termination. All taxes on severance payments made under the severance plan are the participant’s responsibility; provided, however, the severance plan provides that the participant is entitled to receive a payment in an amount sufficient to make the participant whole for an excise tax on excess parachute payments imposed under Section 4999 of the U.S. Internal Revenue Code.
     1996 Stock Plan. All outstanding awards under our 1996 Stock Plan, regardless of any limitations or restrictions, become fully exercisable and free of all restrictions, in the event of a change in control of us, as defined in such plan.
Compensation Committee Interlocks and Insider Participation
     During 2007, the Compensation Committee was composed of James B. Taylor, Jr., S. Fred Isaacs, John T. McNabb, II (until September 11, 2007) and Robert L. Sluder (beginning June 20, 2007), all of whom are independent directors. During 2007, none of our executive officers served on the board of directors or on the compensation committee of any other entity who had an executive officer that served either on our Board of Directors or on the Compensation Committee.

EQUITY COMPENSATION PLAN INFORMATION
     The following table provides information as of December 31, 2007, concerning shares of our common stock authorized for issuance under our existing equity compensation plans.

Number of
Securities
Remaining
	Number of				Available for
	Securities		Weighted		Future Issuance
	to be Issued		Average		Under Equity
	Upon		Exercise		Compensation
	Exercise of		Price of		Plans
	Outstanding		Outstanding		(Excluding
	Options,		Options,		Securities
	Warrants		Warrants		Reflected in
Plan Category	and Rights(a)		and Rights		Column (a))
Equity compensation plans approved by security holders	702,117	(1)	$14.96	(1)	476,130
Equity compensation plans not approved by security holders	—		—		—

Total	702,117		$14.96		476,130	(2)

(1)	Includes 283,367 shares subject to restricted stock rights. The weighted average exercise price does not take these rights into account.

(2)	Represents the total number of shares available for issuance under (a) our 1996 Stock Plan pursuant to stock options, stock appreciation rights or restricted stock or restricted stock rights, (b) our 1996 Director Stock Plan pursuant to outstanding stock options (no further option grants may be made under this Plan), and (c) our 2006 Director Restricted Stock Plan pursuant to restricted stock or restricted stock rights. Of the 441,711 shares available for issuance under our 1996 Stock Plan, all may be awarded as restricted stock or restricted stock rights. All 34,419 shares available for issuance under our 2006 Director Restricted Stock Plan may be awarded as restricted stock or restricted stock rights.
REPORT OF THE AUDIT COMMITTEE
     Securities and Exchange Commission rules require that a company’s proxy statement contain a report of its audit committee. The role of the Audit Committee is to assist the Board of Directors in its oversight of our financial reporting process, including the system of internal controls. Management has the primary responsibility for the financial statements and the financial reporting process, including the system of internal controls. Our independent registered public accounting firm is responsible for performing an independent audit of our financial statements and internal control over financial reporting in accordance with the Public Company Accounting Oversight Board standards and to issue a report thereon. The Audit Committee monitors these processes.
     In the performance of its oversight function, the Audit Committee has reviewed and discussed our audited financial statements for the fiscal year 2007 with management and our independent auditors. Specifically, the Audit Committee has discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance, as currently in effect (which statement on Auditing Standards superseded Statement on Auditing Standards No. 61, Communication with Audit Committees).
     The Audit Committee has received the written disclosures and the letter from our independent auditors for 2007, Grant Thornton LLP (“Grant Thornton”), required by Independence Standards Board No. 1, Independence Discussions With Audit Committees. Additionally, the Audit Committee has discussed with Grant Thornton the issue of its independence from us and has concluded that Grant Thornton is independent.

     The Audit Committee has also discussed with our internal auditors and independent auditors, with and without management present, their evaluations of our internal control over financial reporting and the overall quality of our financial reporting.
     Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission.
THE AUDIT COMMITTEE

S. Miller Williams (Chairman)
Michael J. Bayer
James B. Taylor, Jr.
Robert L. Sluder
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
InServ Acquisition
     In early 2007, Integrated Service Company LLC (“InServ”), retained Growth Capital Partners, L.P., an investment banking firm (“Growth Capital”), to assist InServ with the possible sale of the company. John T. McNabb, II, our Chairman of the Board of Directors, is the founder and Chairman of the Board of Directors of Growth Capital, which received a fee of $2,267,664 from the former equity owners of InServ in connection with our acquisition of InServ on November 20, 2007. Mr. McNabb and Robert R. Harl, our President and Chief Executive Officer and one of our directors, served on the InServ Board of Directors from March 28, 2005 until September 18, 2007 and August 5, 2005 until September 18, 2007, respectively. Messrs. McNabb and Harl resigned from the Board of Directors of InServ prior to the commencement of discussions between us and InServ with respect to our possible acquisition of InServ and Mr. McNabb recused himself from providing any further advice to InServ as a principal of Growth Capital. Messrs. McNabb and Harl each owned 3,000 shares of InServ, or less than 0.4 percent of the outstanding equity interests of InServ. We formed a special committee of the Board of Directors, consisting of all of the independent directors other than Mr. McNabb, to consider, evaluate and approve our acquisition of InServ. Mr. McNabb recused himself from providing any advice to the Board of Directors with respect to the acquisition of InServ. In addition, the special committee obtained an opinion dated October 30, 2007, from a nationally recognized investment banking and valuation firm, that the consideration paid by us in the acquisition was fair from a financial point of view to us.
Review, Approval or Ratification of Transactions with Related Persons
     Our Audit Committee Charter provides that our Audit Committee shall review and approve or ratify any transaction between us and a related person, which is required to be disclosed under the rules of the Securities and Exchange Commission. For purposes of this requirement, the terms “transaction” and “related person” have the meaning contained in Item 404 of Regulation S-K. In the course of its review and approval or ratification of a transaction, the Audit Committee will consider:
•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction;

•	the significance of the transaction to the related person;

•	the significance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the Audit Committee deems appropriate.

Any Audit Committee member who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting such approval or ratification, provided, however, that such member may be counted in determining the presence of a quorum at a meeting of the Audit Committee which considers the transaction.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10 percent of our Common Stock, to report their initial ownership of the common stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange, and to furnish us with a copy of each such report. The Securities and Exchange Commission regulations impose specific due dates for such reports, and we are required to disclose in this proxy statement any failure to file by these dates during and with respect to fiscal 2007.
     To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during and with respect to fiscal 2007, all Section 16(a) filing requirements applicable to our officers, directors and more than 10 percent stockholders were complied with.
OTHER MATTERS
Matters Which May Come Before the Annual Meeting
     The Board of Directors knows of no matters other than those described in this proxy statement which will be brought before the Annual Meeting for a vote of the stockholders. If any other matters properly come before the Annual Meeting for a stockholder vote, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.
Proposals of Stockholders
     Proposals of stockholders intended to be presented at our 2009 Annual Meeting of Stockholders must be received at our principal executive offices, Plaza 2000 Building, 50th Street, 8th Floor, P.O. Box 0816-01098, Panama, Republic of Panama, on or before December 24, 2008 to be considered for inclusion in our proxy statement and accompanying proxy for that meeting.
     If a stockholder, who intends to present a proposal at our 2009 Annual Meeting of Stockholders and has not sought inclusion of the proposal in our proxy materials pursuant to Rule 14a-8, fails to provide us with notice of such proposal by March 9, 2009, then the persons named in the proxies solicited by our Board of Directors for our 2009 Annual Meeting of Stockholders may exercise discretionary voting power with respect to such proposal.
Important Notice Regarding the Availability of Proxy Materials For the Stockholder Meeting to be Held on May 29, 2008
     Stockholders may view this proxy statement, our form of proxy and our 2007 Annual Report to Stockholders over the Internet by accessing our website at http://www.willbros.com. Information on our website does not constitute a part of this proxy statement.

By Order of the Board of Directors,

Dennis G. Berryhill
Secretary

April 23, 2008
Panama City, Panama

EXHIBIT A
CATEGORICAL STANDARDS UTILIZED BY BOARD OF DIRECTORS
WHEN DETERMINING DIRECTOR INDEPENDENCE
     A Director will not be independent if:
     (i) The Director is, or has been within the last three years, an employee of the Company;
     (ii) An immediate family member of the Director is, or has been within the last three years, an executive officer of the Company;
     (iii) The Director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not in any way contingent on continued service);
     (iv) The Director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; the Director is a current employee of such a firm; the Director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or the Director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;
     (v) The Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;
     (vi) The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or two percent of such other company’s consolidated gross revenues; or
     (vii) The Director serves as an executive officer of a tax exempt organization that has received, within the preceding three years, contributions in any single fiscal year from the Company to the organization that exceeded the greater of $1,000,000 or two percent of such tax exempt organization’s consolidated gross revenues.
     For purposes of the above standards, the term “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who share such person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce or those who have died or become incapacitated.
     Unless otherwise determined by the Board of Directors, a Director will also not be considered to be independent if the Director has any other relationship or transaction that is required to be disclosed in the Company’s Proxy Statement pursuant to Rule 404 of Regulation S-K.

A-1

EXHIBIT B
AMENDMENT NUMBER 6
TO
WILLBROS GROUP, INC.
1996 STOCK PLAN
     1. Introduction. On April 16, 1996, the Board of Directors of Willbros Group, Inc. (the “Company”) adopted, and on May 21, 1996, the stockholders of the Company approved, the Willbros Group, Inc. 1996 Stock Plan (the “1996 Stock Plan”). The 1996 Stock Plan permits the granting of awards, including stock options, restricted stock, restricted stock rights and stock appreciation rights, to key employees (including officers and directors who are employees) of the Company or its subsidiaries.
          Under the terms of the 1996 Stock Plan, as subsequently amended by Amendments Number 1 through 5 (as amended, the “Plan”), a total of 4,075,000 shares of common stock of the Company are available for issuance pursuant to awards granted under the Plan (subject to adjustment in the event of certain corporate transactions such as a stock split, etc.).
     2. Purpose. The sole purpose of this Amendment is to increase the total number of shares of common stock of the Company available for issuance pursuant to awards granted under the Plan from 4,075,000 shares to 4,825,000 shares, which will enable the Company to continue to grant awards under the Plan to attract and retain key employees of the Company and its subsidiaries.
     3. Amendment. The Plan shall be amended as follows:
     In the first paragraph of Section 4 of the Plan, the number “4,075,000” is deleted and the number “4,825,000” is substituted therefore.
     4. No Change. Except as specifically set forth herein, this Amendment does not change the terms of the Plan.
     5. Effective Date. This Amendment shall take effect and be adopted on the date that the stockholders of the Company approve this Amendment.
     Executed as of the 27th day of March, 2008.

ATTEST:	WILLBROS GROUP, INC.

/s/ Dennis G. Berryhill	By:	/s/ Robert R. Harl

Dennis G. Berryhill		Robert R. Harl
Secretary		President and Chief Executive Officer

B-1

EXHIBIT C
AMENDMENT NUMBER 1
TO
AMENDED AND RESTATED 2006 DIRECTOR RESTRICTED STOCK PLAN
     1. Introduction. On June 14, 2006, the Board of Directors of Willbros Group, Inc. (the “Company”) adopted, and on August 2, 2006, the stockholders of the Company approved, the Willbros Group, Inc. 2006 Director Restricted Stock Plan, as amended by the Board of Directors of the Company on January 9, 2007, and as amended and restated by the Board of Directors of the Company on January 15, 2008, to be effective January 14, 2008 (as amended and restated, the “Plan”).
          Under the terms of the Plan, a total of 50,000 shares of common stock of the Company are available for issuance pursuant to restricted stock or restricted stock rights awards granted under the Plan.
     2. Purpose. The sole purpose of this Amendment is to increase the total number of shares of common stock of the Company available for issuance pursuant to awards granted under the Plan from 50,000 shares to 250,000 shares, which will not only enable the Company to continue to attract and retain highly qualified persons to serve as non-employee directors of the Company, but also to promote ownership by such directors of a greater proprietary interest in the Company and thereby align such directors’ interests more closely with the interests of the Company’s stockholders.
     3. Amendment. The Plan shall be amended as follows:
        In the first sentence of Section 3 of the Plan, the number “50,000” is deleted and the number “250,000” is substituted therefor.
     4. No Change. Except as specifically set forth herein, this Amendment does not change the terms of the Plan.
     5. Effective Date. This Amendment shall take effect and be adopted on the date that the stockholders of the Company approve this Amendment.
     Executed as of the 27th day of March, 2008.

ATTEST:	WILLBROS GROUP, INC.

/s/ Dennis G. Berryhill	By:	/s/ Robert R. Harl

Dennis G. Berryhill		Robert R. Harl
Secretary		President and Chief Executive Officer

C-1

WILLBROS GROUP, INC. This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders to be held May 29, 2008 The undersigned hereby appoints Gian E. Castillero and Alejandro Abood Alfaro, and each of them, with full power of substitution, as proxies to represent and vote all of the shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Willbros Group, Inc. to be held on the 29th day of May, 2008, at 9:00 a.m., local time, at the Panama Marriott Hotel, Calle 52 y Ricardo Arias – Area Bancaria, Panama City, Panama, and at any and all adjournments thereof, on all matt ers coming before said meeting. PLEASE MARK, SIGN AND DATE THE PROXY ON THE OTHER SIDE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. (Continued on other side) Address Change/Comments (Mark the corresponding box on the reverse side) . FOLD AND DETACH HERE .

Please Mark Here for Address Change or THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. Comments SEE REVERSE SIDE IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4. 1. Election of Directors. FOR all nominees listed WITHHOLD AUTHORITY INSTRUCTIONS: To withhold authority to vote for any individual to the left (except as to vote for all nominees nominee, write the nominee’s name in the space provided below. marked to the contrary) listed to the left Nominees: 01 Michael J. Bayer 02 William B. Berry 03 Arlo B. DeKraai .. as Class III Directors. 2. Proposal to approve Amendment Number 6 to the Willbros Group, Inc. 1996 Stock Plan, to increase the number of shares of Common Stock of the Company authorized for issuance thereunder from 4,075,000 to 4,825,000. FOR AGAINST ABSTAIN 3. Proposal to approve Amendment Number 1 to the Willbros Group, Inc. Amended and Restated 2006 Director Restricted Stock Plan, to increase the number of shares of Common Stock of the Company authorized for issuance thereunder from 50,000 to 250,000. FOR AGAINST ABSTAIN 4. Ratification of the appointment of Grant Thornton LLP as independent auditors of the Company for 2008. FOR AGAINST ABSTAIN 5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any and all adjournments thereof. Dated: ___, 2008 Signature Signature if held jointly Please sign exactly as name appears herein, date and return promptly. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by duly authorized officer, and give title of officer. If a partnership, please sign in partnership name by authorized person and give title or capacity of person signing. . FOLD AND DETACH HERE .